EXHIBIT 10.8

                             AMENDED AND RESTATED
                           ASSET PURCHASE AGREEMENT

                                 By and Among

                          Weatherford Enterra, Inc.,

                    CRC-Evans Pipeline International, Inc.

                                     and

                             CEPI Holdings, Inc.

                               January 31, 1997
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                              TABLE OF CONTENTS

                                                                          PAGE
ARTICLE 1  PURCHASE AND SALE OF ASSETS.......................................1
  1.1  TRANSFERRED ASSETS....................................................1
  1.2  EXCLUDED ASSETS.......................................................3
  1.3  CLOSING...............................................................3
  1.4  PURCHASE PRICE FOR THE ASSETS.........................................3
  1.5  PURCHASE PRICE ADJUSTMENT.............................................4
  1.6  LIABILITIES NOT ASSUMED BY THE BUYER..................................5
  1.7  PRORATIONS OF EXPENSES AND CERTAIN PROPERLY TAXES.....................6
  1.8  TRANSFER TAXES, RECORDING FEES........................................6
  1.9  ALLOCATION OF PURCHASE PRICE..........................................7

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE SELLER AND WEATHERFORD......7
  2.1  CORPORATE MATTERS.....................................................7
  2.2  VALIDITY OF AGREEMENT AND CONFLICT WITH OTHER INSTRUMENTS.............8
  2.3  APPROVALS, LICENSES AND AUTHORIZATIONS................................9
  2.4  TITLE TO AND CONDITION OF PROPERTIES..................................9
  2.5  CONTRACTS AND COMMITMENTS............................................10
  2.6  NO LITIGATION........................................................11
  2.7  FINANCIAL STATEMENTS.................................................12
  2.8  BOOKS AND RECORDS....................................................12
  2.9  NO ADVERSE CHANGES OR EVENTS.........................................12
  2.10 CUSTOMERS AND SUPPLIES...............................................13
  2.11 INSURANCE............................................................13
  2.12 FINANCIAL REQUIREMENTS...............................................13
  2.13 ENVIRONMENTAL MATTERS................................................13
  2.14 CONDITION OF ASSETS..................................................14
  2.15 WARRANTIES AND PRODUCT LIABILITY.....................................14
  2.16 EMPLOYEE MATTERS.....................................................14

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE BUYER......................15
  3.1  CORPORATE MATTERS....................................................15
  3.2  APPROVALS AND AUTHORIZATIONS.........................................16
  3.3  FINDER'S FEES........................................................16
  3.4  HART-SCOTT-RODINO MATTERS............................................16

ARTICLE 4  ADDITIONAL AGREEMENTS............................................17
  4.1  DELIVERY OF CORPORATE DOCUMENTS, RECORD RETENTION, FINANCIAL STATEMENTS17
  4.2  FURTHER ASSURANCES...................................................18
  4.3  EMPLOYEE MATTERS.....................................................18
  4.4  USE OF CORPORATE NAMES...............................................19
  4.5  NONCOMPETITION.......................................................20
  4.6  NO SOLICITATION OF EMPLOYEES.........................................21
  4.7  INSURANCE............................................................22
  4.8  NOTIFICATION OF CERTAIN MATTERS......................................22

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  4.9  ACCESS TO RECORDS AFTER CLOSING......................................22
  4.10 POST-CLOSING COLLECTION..............................................22
  4.11 TERMINATION OF ACQUISITION PROPOSALS.................................23
  4.12 REASONABLE BEST EFFORTS..............................................23
  4.13 FINANCING............................................................23
  4.14 WARRANTY OBLIGATIONS; ALLSEAS CONTRACT...............................24
  4.15 LETTERS OF CREDIT; BANK GUARANTEES; PARENT GUARANTEES................28

ARTICLE 5  BUYER'S CONDITIONS...............................................29
  5.1  REPRESENTATIONS, WARRANTIES AND COVENANTS............................29
  5.2  GOOD STANDING........................................................29
  5.3  INSTRUMENTS OF TRANSFER..............................................29
  5.4  NO LITIGATION........................................................30
  5.5  LICENSES, CONSENTS AND APPROVALS.....................................30
  5.6  CONSENTS OF THIRD PERSONS............................................30
  5.7  RESOLUTIONS..........................................................30
  5.8  SHARE TRANSFER AGREEMENTS............................................30
  5.9  OPINION OF COUNSEL...................................................30
  5.10 NO MATERIAL ADVERSE CHANGE...........................................30
  5.11 ASSUMED LITIGATION...................................................30

ARTICLE 6  SELLER'S CONDITIONS..............................................31
  6.1  REPRESENTATIONS, WARRANTIES AND COVENANTS............................31
  6.2  RECEIPT OF THE TRANSFERRED ASSETS....................................31
  6.3  LICENSES, CONSENTS AND APPROVALS.....................................31
  6.4  NO LITIGATION........................................................31
  6.5  RESOLUTIONS..........................................................31
  6.6  SHARE TRANSFER AGREEMENTS............................................31
  6.7  OPINION OF COUNSEL...................................................32
  6.8  ASSUMED LITIGATION...................................................32
  6.9  BACK-UP LETTERS OF CREDIT AND PARENT COMPANY GUARANTEES..............32

ARTICLE 7  INDEMNIFICATION..................................................32
  7.1  INDEMNIFICATION BY THE SELLER AND WEATHERFORD........................32
  7.2  INDEMNIFICATION BY THE BUYER.........................................33
  7.3  PROCEDURE............................................................33
  7.4  LIMITATION...........................................................34
  7.5  ASSUMPTION OF RETAINED LIABILITIES...................................34
  7.6  PAYMENT..............................................................34
  7.7  FAILURE TO PAY INDEMNIFICATION.......................................34
  7.8  ADJUSTMENT OF LIABILITY..............................................35
  7.9  RELEASE..............................................................35
  7.10 EXPRESS NEGLIGENCE...................................................35
  7.11 ADDITIONAL ENVIRONMENTAL INDEMNITY...................................35
  7.12 SPECIAL ENVIRONMENTAL REMEDIATION....................................37

ARTICLE 8  NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS, REPRESENTATIONS,
           WARRANTIES AND AGREEMENTS........................................37

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ARTICLE 9  TERMINATION......................................................38
  9.1  EVENTS OF TERMINATION................................................38
  9.2  LIABILITY UPON TERMINATION...........................................38
  9.3  NOTICE OF TERMINATION................................................38

ARTICLE 10  DEFINITIONS OF CERTAIN TERMS....................................38

ARTICLE 11  MISCELLANEOUS...................................................47
  11.1   CONDUCT OF THE BUSINESS............................................47
  11.2   GOVERNMENTAL FILINGS...............................................49
  11.3   ACCESS TO INFORMATION; CONFIDENTIALITY.............................49
  11.4   PUBLIC ANNOUNCEMENTS...............................................49
  11.5   OTHER ACTION.......................................................50
  11.6   EXPENSES...........................................................50
  11.7   NOTICES............................................................50
  11.8   BULK TRANSFER LAWS.................................................51
  11.9   SUCCESSORS.........................................................52
  11.10  JOINT AND SEVERAL LIABILITY........................................52
  11.11  INJUNCTIVE RELIEF..................................................52
  11.12  ENTIRE AGREEMENT...................................................52
  11.13  GOVERNING LAW......................................................52
  11.14  WAIVER.............................................................52
  11.15  SEVERABILITY.......................................................52
  11.16  NO THIRD PARTY BENEFICIARIES.......................................52
  11.17  COUNTERPARTS.......................................................53
  11.18  HEADINGS...........................................................53
  11.19  NEGOTIATED TRANSACTION.............................................53

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                AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

      THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into effective the 31st day of January, 1997, by and among Weatherford Enterra, Inc., a Delaware corporation ("Weatherford"), CRC-Evans Pipeline International, Inc., a Delaware corporation (the "Seller"), and CEPI Holdings, Inc., a Delaware corporation (the "Buyer").

                            W I T N E S S E T H :

      WHEREAS, the Seller desires to transfer to the Buyer the Business (as hereinafter defined) and the properties, assets and liabilities related to the Business, and the Buyer desires to acquire such Business, properties and assets and assume such liabilities, all upon the terms and subject to the conditions set forth herein; and

      WHEREAS, the parties hereto desire to set forth certain representations, warranties and agreements, all as more fully set forth below;

      NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                         PURCHASE AND SALE OF ASSETS

1.1   TRANSFERRED ASSETS.

            (a) Subject to the terms and conditions of this Agreement and in consideration of the obligations of the Buyer as provided herein, and except as otherwise provided in SECTION 1.2 hereof, at the Closing, the Seller shall sell, assign, transfer, grant, bargain, deliver and convey, and Weatherford shall cause to be sold, assigned, transferred, granted, bargained, delivered and conveyed, to the Buyer, free and clear of all Liens (other than Permitted Liens), the Seller's and the Affiliated Companies' entire right, title and interest in, to and under the Business, as a going concern, and all assets owned or used by the Seller or any of the Affiliated Companies in connection with or arising out of the Business of every type and description, tangible and intangible, wherever located and whether or not reflected on the books and records of the Seller (all of such assets, properties, rights and business being hereinafter sometimes collectively referred to as the "Transferred Assets"), including, but not limited to,

                (i)     the Equipment, including the Equipment set forth in
                        SECTION 1.1(A)(I) of the Disclosure Schedule;

                (ii)    all Inventories, including the Inventories set forth in
                        SECTION 1.1(A)(II) of the Disclosure Schedule;

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                (iii)   all accounts and notes receivable relating to the
                        Business (the "Accounts Receivable"), including the Accounts Receivable set forth in SECTION 1.1(A)(III) of the Disclosure Schedule;

                (iv) all Real Property, including the Real Property set forth in SECTION 1.1(A)(IV) of the Disclosure Schedule;

                (v) the Leasehold Interests, including the Leasehold Interests set forth in SECTION 1.1(A)(V) of the Disclosure Schedule;

                (vi) all Proprietary Information, including the Proprietary Information set forth in SECTION 1.1(A)(VI) of the Disclosure Schedule;

                (vii) subject to SECTION 1.1(B) hereof, the benefit of all unfilled or outstanding purchase orders, sales contracts, other commitments and contracts to which the Seller is entitled on the Closing Date and that relate to the Business (the "Entitlements");

                (viii) all prepaid expenses and deposits made by the Seller relating to the Business; and

                (ix)    any goodwill associated with the Business.

            (b) The Seller shall use its best efforts to obtain such consents of third parties as are necessary for the assignment of the Transferred Assets. To the extent that any of the Transferred Assets are not assignable by the terms thereof or for which consents to the assignment thereof cannot be obtained as provided herein, the Transferred Assets shall be held by the Seller in trust for the Buyer and shall be performed by the Buyer in the name of the Seller and all benefits and obligations derived thereunder shall be for the account of the Buyer; provided, however, that where entitlement of the Buyer to any of the Transferred Assets that are not assignable by the terms thereof or for which consents to the assignment thereof cannot be obtained as provided herein is not recognized by any third party, the Seller shall, at the request of the Buyer, enforce in a reasonable manner, at the cost of the Seller and for the account of the Buyer, any and all rights of the Seller against such third party.

            (c) The Seller shall also notify each Person that may have possession of the Transferred Assets at the Closing Date, whether by consignment or otherwise, of the transfer of such Transferred Assets to the Buyer.

            (d) All representations, warranties, covenants and agreements of the Seller in this Agreement shall be deemed to include representations and warranties made by Weatherford on behalf of the Affiliated Companies and covenants and agreements of Weatherford to cause each of the Affiliated Companies to abide by the covenants and agreements of the Seller hereunder.

      1.2 EXCLUDED ASSETS. Anything in SECTION 1.1(A) to the contrary notwithstanding, there shall be excluded from the assets, properties, rights and business to be transferred to the Buyer hereunder those assets of the Seller listed or described in SECTION 1.2 of the Disclosure Schedule (collectively, the "Excluded Assets").

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      1.3 CLOSING. Subject to the conditions set forth in this Agreement, the
Closing shall take place at the offices of Fulbright & Jaworski L.L.P., located at 1301 McKinney, Houston, Texas, at such time, date and place as the parties hereto shall mutually agree upon in writing (the "Closing Date"). Failure to consummate the transactions contemplated hereby on such date shall not result in a termination of this Agreement or relieve any party hereto of any obligation hereunder. Title to, ownership of, control over and risk of loss of the Transferred Assets shall pass to the Buyer at the Closing.

      1.4 PURCHASE PRICE FOR THE ASSETS.

            (a) In consideration of the transfer to the Buyer of the Transferred Assets, the Buyer shall (i) pay to the Seller an amount in cash equal to the Cash Purchase Price plus or minus, as appropriate, the net amount provided in
SECTION 1.7 (the "Net Cash Purchase Price") and (ii) assume (A) the payment obligations of the Seller with respect to all Trade Payables, Accrued Liabilities and Notes Payable as of the Closing Date, (B) the obligations of the Seller and the Affiliated Companies under the express written terms of the Entitlements to the extent and only to the extent such obligations are not Pre-Closing Obligations (other than as provided for under clauses (C) and (D)),
(C) the liabilities and obligations of the Seller or the Affiliated Companies under the Allseas Contract, whether incurred prior to the Closing Date or following the Closing Date, (D) the liabilities and obligations of the Seller or the Affiliated Companies as a result of claims made with respect to warranties given or made by the Seller or the Affiliated Companies on or prior to the Closing Date that relate to products shipped by the Seller or the Affiliated Companies in the conduct of the Business on or prior to the Closing and services rendered by the Seller or the Affiliated Companies with regard to commissioning of such products (and, in the case of Pipeline Induction Heat Limited CRC-Evans Automatic Welding, Inc. or the automatic welding division of the Seller, that relate to any services rendered in the conduct of the Business), and (E) the liabilities and obligations of the Seller and the Affiliated Companies with respect to the litigation described in SECTION 1.4 of the Disclosure Schedule (the "Assumed Litigation") (collectively, the "Assumed Liabilities"). Notwithstanding the foregoing, the Buyer shall not assume any liabilities and obligations for the Warranty Obligations and the Allseas Obligations that in the aggregate are in excess of the Ceiling Amount, and such liabilities and obligations that in the aggregate are in excess of the Ceiling Amount shall not be deemed to be Assumed Liabilities. The Net Cash Purchase Price and the Assumed Liabilities are herein collectively referred to as the "Purchase Price". A portion of the Cash Purchase Price in the amount of $2,491,280 shall be deemed to have been paid in cash upon the payment at the Closing of the outstanding debt owed by Pipeline Induction Heat Limited to Weatherford U.K. Ltd. in a like amount (the "PIH Debt").

            (b) At the Closing, the Buyer shall pay to the Seller by wire transfer of same day funds $32,750,150 and shall cause the PIH Debt to be paid in full in accordance with the share purchase agreement between Weatherford Eurasia Ltd. and PIH Holding's Limited referred to in SECTION 5.8 hereof (the "Closing Payment").

      1.5 PURCHASE PRICE ADJUSTMENT.

            (a) Within 60 calendar days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement reflecting the Net Cash Purchase Price and the calculation thereof (the "Final Statement"). The Buyer shall provide the Seller with access to copies of all work papers and other relevant documents to verify the entries contained in the Final Statement. The Seller shall

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have a period of 15 calendar days after delivery to it of the Final Statement to review it and make any objections the Seller may have in writing to the Buyer.
If written objections to the Final Statement are delivered to the Buyer within such 15 day period, then the Buyer and the Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made within the time period provided above, the Buyer shall pay to the Seller in same day funds the aggregate amount, if any, by which the Net Cash Purchase Price exceeds the Closing Payment and the Seller shall pay to the Buyer in same day funds the aggregate amount, if any, by which the Closing Payment exceeds the Net Cash Purchase Price, in each case within five calendar days after the end of such 15 day period.

            (b) If disputes with respect to the Final Statement cannot be resolved by the Buyer and the Seller within 15 calendar days after the delivery of the objections to the Final Statement, then the specific matters in dispute shall be submitted to Arthur Andersen LLP or such other independent accounting firm as may be approved by the Buyer and the Seller, which firm shall render its opinion as to such matters within 30 days after the specific matters in dispute are submitted to such firm. Based on such opinion, such independent accounting firm will then send to the Buyer and the Seller its determination on the specific matters in dispute, which determination shall be final and binding on the parties hereto. Within five calendar days after delivery of such opinion to the Buyer and the Seller, the Buyer shall pay to the Seller the aggregate amount, if any, by which the Net Cash Purchase Price exceeds the Closing Payment and the Seller shall pay to the Buyer the aggregate amount, if any, by which the Closing Payment exceeds the Net Cash Purchase Price. The fees and other costs charged by such independent accounting firm shall be borne by the Buyer and the Seller equally.

      1.6 LIABILITIES NOT ASSUMED BY THE BUYER. Except for the Assumed Liabilities, the Seller shall pay and discharge in due course all of its liabilities, debts and obligations relating to the Transferred Assets or the Business, whether known or unknown, now existing or hereafter arising, contingent or liquidated, including, without limitation, any Tax liabilities of the Seller or the Affiliated Companies pertaining to the Transferred Assets or the Business for periods prior to the Closing Date, any Debt Obligations and the liabilities and obligations set forth in clauses (a) through (g) below (collectively, the "Retained Liabilities"), and, subject to SECTION 7.5 hereof, the Buyer shall not assume, or in any way be liable or responsible for, any of such Retained Liabilities. Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

            (a) any liability or obligation of the Seller and the Affiliated Companies arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, whether or not such transactions are consummated;

            (b) any liability or obligation for any and all Taxes of, or pertaining or attributable to, (i) the Seller and the Affiliated Companies for any period that ends on or before the Closing Date, or (ii) the Business and/or the Transferred Assets for any period or portion thereof that ends on or before the Closing Date;

            (c) any liability (other than with respect to the Assumed Liabilities) to which any of the parties may become subject as a result of the fact that the transactions contemplated by this Agreement are being effected without compliance with the bulk sales provisions of the Uniform Commercial Code as in effect in any state or any similar statute as enacted in any jurisdiction;

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            (d) any liability or obligation of the Seller and the Affiliated
Companies relating to the Excluded Assets described in SECTION 1.2;

            (e) any liability or obligation of the Seller and the Affiliated Companies relating to the transportation, storage or disposal of Hazardous Materials generated by the Seller and the Affiliated Companies, or used, in connection with the Transferred Assets or the properties, operations or activities of the Business prior to the Closing Date;

            (f) any liability or obligation of the Seller and the Affiliated Companies resulting from or relating to the employment relationship between the Seller and the Affiliated Companies and the Excluded Employees; and

            (g) all other liabilities and obligations arising prior to the Closing and related to the conduct or operation of the Transferred Assets or the Business on or prior to the Closing Date, including, but not limited to, the Pre-Closing Obligations (other than with respect to the Assumed Liabilities).

Notwithstanding the foregoing, all Warranty Obligations and Allseas Obligations that in the aggregate do not exceed the Ceiling Amount and all liabilities and obligations of the Seller and the Affiliated Companies with respect to the Assumed Litigation shall not be deemed to be Retained Liabilities. Liabilities and obligations for the Warranty Obligations and the Allseas Obligations that in the aggregate are in excess of the Ceiling Amount shall be deemed to be Retained Liabilities.

      1.7 PRORATIONS OF EXPENSES AND CERTAIN PROPERLY TAXES.

            (a) The Seller warrants that the Transferred Assets are not, and on the Closing Date will not be, subject to or liable for any special assessments or similar types of impositions. Any general property Tax assessed against or pertaining to the Transferred Assets for the taxable period that includes the Closing Date shall be prorated between the Buyer and the Seller as of the Closing Date. In the event the amount of any such general property Tax cannot be ascertained as of the Closing Date, proration shall be made on the basis of the preceding year, the Buyer shall receive a credit against the Cash Purchase Price on the Closing Date for the Seller's pro rata portion of such general property Taxes, and to the extent that such proration may be inaccurate the Seller and the Buyer agree to make such payment to the other after the tax statements have been received as is necessary to allocate such general property Tax properly between the Seller and the Buyer as of the Closing Date.

            (b) Except as otherwise provided in this Agreement, the Seller and the Buyer agree that amounts payable with respect to utility charges and other items of expense attributable to the conduct of the Business shall be prorated as of the Closing Date to the extent the charges and expenses cannot be identified as to the party that received the benefits to which such charges and expenses relate. To the extent such amounts are estimated on the Closing Date and such prorations are inaccurate, the Seller and the Buyer agree to make such payment to the other after such amounts are correctly computed as is necessary to allocate such charges properly between the Seller and the Buyer as of the Closing Date.

      1.8 TRANSFER TAXES, RECORDING FEES.

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            (a) Notwithstanding any provision of law imposing the burden of
Transfer Taxes (as hereinafter defined) on the Seller or the Buyer, as the case may be, any sales, use and other transfer Taxes imposed in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") shall be borne equally by the Buyer and the Seller. The Seller and the Buyer agree to cooperate in good faith with each other, and to use their commercially reasonable efforts, to minimize Transfer Taxes. Without limiting the generality of the preceding sentence, (i) the appropriate party hereto shall promptly and properly complete, execute and deliver to the other party resale, exemption and/or similar certificates or other documentation necessary or appropriate under any applicable law to claim and/or evidence that all or any portion of the sale or transfer of the Transferred Assets under this Agreement is exempt from or otherwise not subject to Transfer Taxes imposed under such applicable law and (ii) each of the parties hereto shall consult and cooperate in good faith with each other on a timely basis in order to effectively handle and contest any audit, examination, investigation or administrative, court or other proceeding relating to Transfer Taxes.

            (b) The Buyer shall pay any and all recording, filing or other fees relating to the conveyance or transfer of the Transferred Assets from the Seller to the Buyer.

            (c) The Buyer shall deliver to the Seller on the Closing Date a certificate certifying that the Inventories are being purchased for resale to the extent stated therein.

            (d) If a party hereto shall fail to pay on a timely basis any amount for which such party is responsible under this SECTION 1.8, the other party may pay such amount to the appropriate Governmental Entity or Governmental Entities or other appropriate third party or parties, and the party responsible for payment of such amount shall promptly reimburse the other party for such amount so paid.

            (e) The respective rights and obligations of the parties hereto under this Section 1.8 shall survive the Closing without limitation.

      1.9 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Transferred Assets by the Buyer and the Seller within 60 days following the Closing Date subject to the following:

            (a) such allocation of the Purchase Price will be reflected in Form 8594 that will be filed by the Buyer and the Seller in accordance with Section 1060 of the Code, with such adjustments as may be necessary pursuant to Section 1.5; and

            (b) The Buyer and the Seller agree to treat and report in filings under the Code (and, if necessary, to cause each of their respective Affiliates to so treat and report) the transactions contemplates by this Agreement in a manner consistent with one another.

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                                   ARTICLE 2

                        REPRESENTATIONS AND WARRANTIES
                        OF THE SELLER AND WEATHERFORD

      Except as otherwise set forth in the Disclosure Schedule, the Seller and Weatherford represent and warrant to the Buyer as follows:

       2.1 CORPORATE MATTERS.

            (a) The Seller and Weatherford are corporations duly incorporated, validly existing and in good standing under the laws of their respective states of incorporation. The Seller has all requisite power and authority under all applicable laws, ordinances and orders of public authorities to own, operate and lease its properties and assets and to carry on, its business in the manner currently conducted, except where the failure to be so qualified would not have a Material Adverse Effect. Each of the Seller and Weatherford has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

            (b) True, correct and complete copies of the Certificate of Incorporation and the Bylaws of the Seller have been provided by the Seller to the Buyer, and such Certificate of Incorporation and Bylaws are in full force and effect.

            (c) Set forth in SECTION 2.1(C) of the Disclosure Schedule is a list of assumed names under which the Seller operates the Business.

      2.2 VALIDITY OF AGREEMENT AND CONFLICT WITH OTHER INSTRUMENTS.

            (a) This Agreement, and all transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action on the part of the Seller and Weatherford. No further corporate action is necessary on the part of the Seller or Weatherford to execute and deliver this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and Weatherford and is a legal, valid and binding obligation of the Seller and Weatherford enforceable against the Seller and Weatherford in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

            (b) The execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by the Seller and Weatherford to the Buyer, the consummation of the transactions contemplated hereby or thereby, and the compliance with the provisions hereof or thereof, by the Seller and Weatherford will not, with or without the passage of time or the giving of notice or both:

                  (i) conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under, any of the Contracts and Other Agreements relating to the Business,

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                  (ii)  conflict with or violate the Certificate of
                        Incorporation or Bylaws of the Seller or Weatherford,

                  (iii) result in acceleration or increase of any amounts due with respect to the Trade Payables, Accrued Liabilities or Notes Payable,

                  (iv) result in the creation or imposition of any Lien on any of the Transferred Assets, or

                  (v) violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to the Seller or Weatherford or any of their respective properties or assets, other than conflicts, breaches, violations, terminations or conflicts that would not materially and adversely affect the ability of the Seller or Weatherford to consummate the transactions provided for in this Agreement.

2.3   APPROVALS, LICENSES AND AUTHORIZATIONS.

            (a) No order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Seller or Weatherford to authorize its execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by the Seller or Weatherford and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, assignment of the Transferred Assets), or to effect the legality, validity, binding effect or enforceability thereof.

            (b) All material licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all Governmental Entities required or necessary for the Seller to carry on its business in the places and in the manner currently conducted have been duly obtained and are in full force and effect. No material violations are in existence or have been recorded with respect to such licenses, permits or other authorizations and no proceeding is pending or, to the best knowledge of the Seller, threatened with respect to the revocation or limitation of any of such licenses, permits or other authorizations. The Seller has complied with all laws, rules, regulations and orders applicable to the Business, and all rules, regulations and orders respecting the provision of services by the Seller, except for violations that would not have a Material Adverse Effect. No proceedings are pending or, to the knowledge of the Seller, threatened with respect to any violation of any Applicable Law relating to the Transferred Assets or the Business, except for violations that would not have a Material Adverse Effect.

      2.4 TITLE TO AND CONDITION OF PROPERTIES.

            (a) The Seller owns, and has good and indefeasible title to, each parcel of Real Property, free and clear of any Liens, other than Permitted Liens and Liens and imperfections of title that would not have a Material Adverse Effect. No parcel of Real Property is subject to any decree of any Governmental Entity nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Seller, has any such condemnation, expropriation or taking been proposed.

            (b) The Seller is the lessee or has succeeded to the rights of the lessee under all of the Leasehold Interests and owns the Leasehold Interests free and clear of all Liens, except for Permitted Liens. The Seller either owns the improvements and fixtures located on each Leasehold Interest or validly occupies and uses such improvements and fixtures in accordance with the terms of the Leasehold Interest, in each case free and clear of Liens, except for Permitted Liens. A true and complete copy or written description of the lease governing each Leasehold Interest, as amended to date and including any letter agreements relating thereto, has been furnished by the Seller to the Buyer.

            (c) All Equipment (excluding Equipment that did not have a cost basis of $25,000 or more at their respective dates of acquisition by the Seller) is set forth in SECTION 1.1(A)(I) of the Disclosure Schedule. The Seller has good and marketable title to all Equipment free and clear of all Liens.

            (d) All Inventories at September 30, 1996 are set forth in SECTION 1.1(A)(II) of the Disclosure Schedule. The Seller has good and marketable title to all Inventories free and clear of all Liens.

            (e) The Accounts Receivable are owned by the Seller free and clear of all Liens.

            (f) The Seller owns or possesses licenses or other rights to use all rights to all Proprietary Rights necessary for the conduct of the Business as currently conducted. On the Closing Date, the Seller and Weatherford will transfer or cause to be transferred all Proprietary Rights necessary for the conduct of the Business as currently conducted. Set forth in SECTION 2.4(F) of the Disclosure Schedule is a complete and accurate list of all patents, trademarks and licenses the Seller owns or possesses or otherwise has rights to use and all patents, trademarks and licenses pertaining to the Business that the Seller owns or possesses or otherwise has rights to use. No licenses, sublicenses, covenants or agreements have been granted or entered into by the Seller in respect of the items listed in SECTION 2.4(F) of the Disclosure Schedule except as noted thereon. The Seller has not received any notice of infringement, misappropriation or conflict from any other Person with respect to such Proprietary Rights and, to the Seller's knowledge, the conduct of the Business has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any such Person. All of the Proprietary Rights that are owned by the Seller are owned free and clear of all Liens and all such Proprietary Rights will be transferred to the Buyer free and clear of all Liens. All Proprietary Rights that are licensed by the Seller from third parties are licensed pursuant to valid and existing license agreements and such interests are not subject to any Liens other than those under the applicable license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Proprietary Rights and will not conflict with, constitute a breach, violation or termination of, any agreement or understanding, whether written or otherwise, relating to any Proprietary Rights necessary for the conduct of the Business as currently conducted.

      2.5 CONTRACTS AND COMMITMENTS.

            (a) None of the Transferred Assets is subject to, and, except for the Retained Liabilities, the Seller is not a party to or bound by:

                  (i) any agreement, contract or commitment requiring the expenditure or series of related expenditures of funds or the acquisition or disposition of assets, in either case involving amounts or values in excess of $50,000 (other than purchase orders in the ordinary course of business for goods necessary for the Seller to complete then existing contracts or purchase orders);

                  (ii) any loan or advance to, or investment in, any Person or any agreement, contract, Commitment or understanding relating to the making of any such loan, advance or investment;

                  (iii) any Debt Obligations;

                  (iv) any partnership, joint venture or profit sharing agreement or any management service, employment, bonus, incentive, consulting or other similar type contract or agreement;

                  (v) any broker, sales, distributorship, dealer, manufacturer's representative, agency or similar agreement relating to the products sold or services provided by the Seller;

                  (vi) any maintenance, service or repair agreement requiring the annual expenditure of funds in excess of $10,000; or

                  (vii) any license, royalty or similar agreement.

            (b) The Seller is not in breach of any provision of, or in default (nor does the Seller have knowledge of any event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under the terms of any of the Contracts and Other Agreements that constitute a part of the Transferred Assets, except for breaches or defaults that would not have a Material Adverse Effect. All of the Contracts and Other Agreements that constitute a part of the Transferred Assets are in full force and effect. The Seller is not aware of any pending or threatened disputes with respect to any of the Contracts and Other Agreements.

            (c) Except as set forth in the Disclosure Schedule, the enforceability of the Contracts and Other Agreements that constitute a part of the Transferred Assets will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      2.6 NO LITIGATION. There is no action, suit, claim, investigation or legal, administrative, arbitration or other proceeding, or governmental investigation or examination, or any change in any zoning or building ordinance pending or, to the Seller's knowledge, threatened against or affecting the Seller, the Business or any of the Transferred Assets, at law or in equity, before or by any Governmental Entity.

      2.7 FINANCIAL STATEMENTS. The Seller has delivered to the Buyer accurate and complete copies of (i) the balance sheet of the Business as of December 31, 1996, 1995 and 1994, and the related statements of income and cash flows for each of the years then ended, and the notes and schedules thereto (the "Annual Financial Statements"), and (ii) the balance sheet of the Business as of January 31, 1997, and the related statements of income and cash flows ` for the one-month period then ended (the "Stub-Period Financial Statements") (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared from the books and records of the Seller in conformity with United States generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, except, in the case of the Stub-Period Financial Statements, for the exclusion of notes thereto and subject to normal year-end adjustments and accruals that would not have a Material Adverse Effect and any other adjustments and accruals described therein, and
(ii) accurately, completely and fairly present the financial position of the Business as of the respective dates thereof and its results of operations and cash flows for the periods then ended.

      2.8 BOOKS AND RECORDS. To the knowledge of the Seller, all the books and records of the Seller relating to the Transferred Assets or the Business, including all personnel files, employee data and other materials relating to employees of the Business, are substantially complete and correct, have been maintained in accordance with good business practice and all Applicable Laws, and, in the case of the books of account, have been prepared and maintained in accordance with generally accepted accounting principles consistently applied. Such books and records accurately and fairly reflect, in reasonable detail, all material transactions (when taken together as a whole), revenues, expenses, assets and liabilities of the Seller with respect to the Business.

      2.9 NO ADVERSE CHANGES OR EVENTS. Since January 31, 1997, the Business has been consistently operated only in the ordinary course, and there has not been:

            (a) any adverse charge in the financial condition, assets, liabilities (contingent or otherwise), results of operations or business of the Seller except for such changes that in the aggregate have not had a Material Adverse Effect;

            (b) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Transferred Assets or the Business;

            (c) any increase in the compensation or rate of compensation or commissions or bonuses payable or to become payable by the Seller to any employee of the Seller that is not consistent with past practice, any payment or accrual of, or commitment with respect to, any bonus plan or severance arrangement that is not consistent with past practice or any change or modification to any severance arrangement;

            (d) any sale, assignment, transfer or other disposition or lapse of any Proprietary Rights;

            (e) any sale, transfer or other disposition of any properties or assets, real, personal or mixed, tangible or intangible, material to the Business (other than sales of Inventory in the ordinary course of business);

            (f) any change in the Seller's method of accounting for financial, Tax or other purposes; or

            (g) any transactions giving rise to special or nonrecurring income reflected in the Financial Statements or any write-up or revaluation that increased the book value of any assets reflected in the Financial Statements.

      2.10 CUSTOMERS AND SUPPLIES. Set forth in SECTION 2.10 of the Disclosure
Schedule is a list of (i) the names of, and the dollar volume and percentage of products or services purchased by the Seller from, each of its largest suppliers of products and services with respect to the Business (in terms of purchases) during each of the fiscal years ended December 31, 1993, 1194 and 1995, and (ii) the dollar volume and percentage of sales to each of the Seller's 15 largest customers of products and services with respect to the Business (in terms of sales) during each of such periods. The Seller is not past due (in accordance with the stated invoice terms) with respect to any amounts owed to any of the suppliers listed in SECTION 2.10 of the Disclosure Schedule.

      2.11 INSURANCE. The Seller maintains in full force and effect policies of insurance with respect to the Transferred Assets and the Business against casualties and contingencies of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of any such policy has been received by the Seller. During the past three years, no application by the Seller for insurance with respect to any of the Transferred Assets or operations of the Business has been denied for any reason.

      2.12 FINANCIAL REQUIREMENTS. Set forth in SECTION 2.12 of the Disclosure
Schedule is a list and summary description of all bonds, deposits, financial assurance requirements and insurance coverage submitted to Governmental Entities for the continued ownership and operation of the Transferred Assets and the operation of the Business.

      2.13 ENVIRONMENTAL MATTERS. The sole representations of the Seller and Weatherford with respect to environmental matters are set forth in this SECTION
2.13. To the extent representations in other sections of this Agreement also could apply to environmental matters, including, but not limited to, matters related to, arising under or concerning Environmental Laws, such representations shall be construed to exclude all environmental matters and to apply to matters other than environmental matters. Except as would not have a Material Adverse
Effect:

            (a) Neither the Seller nor, to the knowledge of the Seller, any prior owner or operator of the Business or the Transferred Assets, nor, to the knowledge of the Seller, any carrier transporting Hazardous Materials for the Seller, has caused or allowed the generation, use, transportation, treatment, storage or disposal of Hazardous Materials at any site or facility owned, leased or operated by the Seller or used in the Business or, to the knowledge of the Seller, at any offsite facilities, in each case except in accordance with all applicable Environmental Laws.

            (b) The Seller does not own or lease any real property, improvements or related assets that form a part of the Transferred Assets or the Business and that have been subject to the release of any Hazardous Materials.

            (c) The Seller has secured all Environmental Permits necessary to the conduct of the Business and the Seller is in compliance with such permits.

            (d) The Seller has not received written notice of any proceedings, claims or lawsuits related to or arising under any Environmental Law and related to the Business or the Transferred Assets.

            (e) The Seller is not current operating or required to be operating the Business under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

            (f) The Business is being operated in substantial compliance with applicable limitations, restrictions and requirements established under Environmental Laws.

            (g) All written environmental studies, reports and analyses relating to the Transferred Assets that are in the possession of the Seller or Weatherford have been made available to the Buyer or, if not in the possession of the Seller or Weatherford but are known to the Seller or Weatherford, have been identified to the Buyer.

      2.14 CONDITION OF ASSETS. Except as expressly provided herein, the Inventory, property and Equipment included in the Transferred Assets are being sold, transferred and conveyed on an "AS IS, WHERE IS" condition, and the Seller makes NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THEIR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AS TO THEIR CONDITION.

      2.15 WARRANTIES AND PRODUCT LIABILITY. Except for (i) warranties implied by law and (ii) warranties disclosed in SECTION 2.15 of the Disclosure Schedule, the Seller has not given or made any warranties in connection with the sale or rental of goods or services on or prior to the Closing Date, including, without limitation, warranties covering the customer's consequential damages. The Seller is not aware of any state of facts or the occurrence of any event forming the basis of any present claim against the Seller with respect to warranties relating to products manufactured, sold or distributed by the Seller or services performed by or on behalf of the Seller on or prior to the Closing Date except any claim that would not individually or in the aggregate exceed $300,000.

      2.16 EMPLOYEE MATTERS.

            (a) There are no collective bargaining or other labor union agreements to which the Seller is a party or by which it is bound. To the knowledge of the Seller, the Seller has not encountered any labor union organizing activity or had any actual or threatened employee strikes, world stoppages, slowdowns or walkouts.

            (b) The Seller does not contribute to or have an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of SECTION 3(37) of ERISA.

            (c) With respect to any employee benefit plan, within the meaning of
SECTION 3(3) of ERISA, which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by the Seller or any corporation, trade, business or entity under common control with the Seller, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by the Seller or any Commonly Controlled Entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether waived or not waived, within the meaning of Section 302 of ERISA. or
Section 412 of the Code has been incurred and (iv) all contributions, including installments, to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

      2.17 FINDER'S FEES. Except for fees payable to Merrill Lynch & Co. and Simmons & Company International that are payable by the Seller, neither the Seller nor any Affiliate of the Seller has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the sale by the Seller of any of the Transferred Assets or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or commission. The Seller and Weatherford agree to indemnify and hold the Buyer and its Affiliates harmless from and against any and all claims liabilities or obligations with respect to all fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by the Seller, Weatherford or any Affiliate of Weatherford with respect to any such fee, commission or expense.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer represents and warrants to the Seller as follows:

      3.1 CORPORATE MATTERS. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement, and all transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action on the part of the Buyer. No further corporate action is necessary on the part of the Buyer to execute and deliver this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that effect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof, by the Buyer will not violate any provision of, or constitute a default under, any contract or other agreement to which the Buyer is a party or by which it is bound, or conflict with its Certificate of Incorporation or Bylaws, other than violations, defaults or conflicts that would not materially and adversely affect the ability of the Buyer to consummate the transactions provided for in this Agreement.

      3.2 APPROVALS AND AUTHORIZATIONS. No order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Buyer to authorize its execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by the Buyer and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, assignment of the Transferred Assets), or to effect the legality, validity, binding effect or enforceability thereof.

      3.3 FINDER'S FEES. Neither the Buyer nor any Affiliate of the Buyer has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or a commission. The Buyer agrees to indemnify and hold the Seller and its Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by the Buyer or any Affiliate of the Buyer with respect to any such fee, commission or expense.

      3.4 HART-SCOTT-RODINO MATTERS.

            (a) The Buyer was incorporated on December 20, 1996, and CRC Holdings Corp., a Delaware corporation (the "Holding Company"), was incorporated on April 30, 1997. Neither the Buyer nor the Holding Company has any operating history or financial statements.

            (b) The Holding Company owns 100% of the voting capital stock of the Buyer.

            (c) No Person owns, or will own, directly or indirectly, prior to the Closing Date, 50% or more of the voting capital stock of the Holding Company.

            (d) As of the Closing Date, the Holding Company's and the Buyer's consolidated assets will consist solely of cash and notes receivable in an aggregate amount that will not exceed by $10 million or more the sum of the Purchase Price and the incidental expenses incurred by the Buyer in connection with the transactions contemplated herein.

                                   ARTICLE 4

                            ADDITIONAL AGREEMENTS

      4.1 DELIVERY OF CORPORATE DOCUMENTS, RECORD RETENTION, FINANCIAL
STATEMENTS.

            (a) The Seller shall deliver to the Buyer all Documents and Other Papers relating to the Transferred Assets, the Assumed Liabilities and the current and proposed operations of the Business, including, without limitation, all files relating to the Accounts Receivable and the Trade Payables, computer disks reflecting any books or records, documents or other papers, or other information or data relating to the operation of the Business or the Transferred Assets stored on any electronic media, including computers. The Seller, however, shall be entitled to retain the historical books and records relating to the Business to the extent such books and records are not necessary for the ongoing operations of the Business by the Buyer.

            (b) In the event and for so long as any party is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand asserted by a third party (including any Governmental Entity) in connection with (i) any transaction contemplated by this Agreement or
(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business or the Transferred Assets , the other party will to the extent reasonably practicable cooperate with the contesting or defending party and its counsel in the contest or defense, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (except to the extent the contesting or defending party is entitled to indemnification therefor under ARTICLE 7 hereof); provided, however, that nothing herein requires any party to retain any books and records other than in the ordinary course of business; provided further, any party hereto, before destroying any historical books and records that relate in whole or in part to the Business or the Transferred Assets, shall give such other party reasonable notice of its intention to destroy such books and records and an opportunity to make copies thereof at the sole expense of the party destroying such copies. In addition, the Buyer agrees to provide Weatherford with reasonable access to any books and records included in the Transferred Assets as may be necessary for the preparation of any Tax returns or financial statements. Notwithstanding the foregoing, information as to which the contesting or defending party may reasonably assert would waive a privilege need not be disclosed.

            (c) If the Buyer is required under applicable United States federal securities laws to include historical accounting information for periods prior to the Closing relating to the Business in any of the Buyer's filings with the Securities and Exchange Commission, then the Seller shall cooperate with and provide the Buyer reasonable access, during regular business hours and upon reasonable advance notice, to the Seller's accounting records relating to the Business prior to the Closing and shall cause its outside auditors to cooperate, at the Buyer's expense, with the Buyer in the preparation of such historical financial statements relating to the Business prior to the Closing as may be required under such securities laws to be included in such filings.

      4.2 FURTHER ASSURANCES. The Seller shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Buyer such bills of sale, assignments (including, but not limited to, assignments of leases) and other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel for the Buyer, as shall be necessary to vest in the Buyer all the right, title and interest in and to the Transferred Assets free and clear of all Liens (including the release of all Liens of record) and shall use its best efforts to cause to be taken such other action as the Buyer reasonably may require to more effectively implement and carry into effect the transactions contemplated by this Agreement.

      4.3 EMPLOYEE MATTERS.

            (a) The Buyer agrees to offer employment to all of the employees (other than the Excluded Employees) of the Seller or Affiliates of the Seller who are engaged in the Business on terms substantially similar to those under which such employees are currently engaged, provided that the Buyer need only offer the Seller's employees those benefits that are provided by the Buyer to similarly situated employees. The Buyer shall not offer employment to the employees listed in a letter from the Buyer to the Seller to be delivered to the Seller on or prior to the seventh day preceding the Closing Date (the "Excluded Employees") and shall not be responsible for any severance benefits or other liabilities in respect of the Excluded Employees; provided, however, that the number of Excluded Employees shall not exceed six. Any employees of the Seller or Affiliates of the Seller who are engaged in the Business that the Buyer or one of its Affiliates in fact employs immediately after the Closing Date shall hereinafter be referred to as the "Transferred Employees". Any such employees (other than Non-Offered Employees) who are not employed by the Buyer or one of its Affiliates immediately after the Closing Date shall hereinafter be referred to as the "Terminated Employees". In determining eligibility for and entitlement to vacation and other normal benefits (excluding stock-based plans and incentive programs) based on length of service by Transferred Employees under the Buyer's normal policies, service with the Seller or an Affiliate of the Seller shall be considered by the Buyer and its Affiliates as service with the Buyer and its Affiliates. The Buyer agrees to reimburse the Seller or Weatherford for the severance payments due any Non-Offered Employees that are made in accordance with the Seller's existing severance policy (as described in SECTION 4.3(B) of the Disclosure Schedule, including, as applicable, the Weatherford Enterra Special Severance Payment Plan) and for any medical or other obligations of Weatherford or its Affiliates under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and other obligations of Weatherford or its Affiliates arising from the terminated employment of the Non-Offered Employees. The Buyer further agrees to indemnify the Seller, Weatherford and their Affiliate from and against any claims or Damages arising from or relating to the Non-Offered Employees not being offered employment by the Buyer and its Affiliates, with such claims and Damages being considered Assumed Liabilities. The term "Non-Offered Employee", as used in this SECTION 4.3(A), means any employee (other than an Excluded Employee) of the Seller or an Affiliate of the Seller who is engaged in the Business to whom the Buyer does not offer employment on terms substantially similar to those under which such employee is currently engaged.

            SECTION 4.3(A) of the Disclosure Schedule sets forth a complete list of the names, social security numbers and dates of employment of each employee of the Business as of September 30, 1996 (other than the Excluded Employees), together with a description of the position of each such employee and the total amounts of salary, bonuses and other compensation paid or payable by the Seller to each such employee for the fiscal year ending December 3l, 1996 and the fiscal year ended December 31, 1995.

            (b) The Seller shall be responsible for the severance obligations, if any, with respect to any Terminated Employees, the terms of which severance obligations are as described in SECTION 4.3(B) of the Disclosure Schedule. The Buyer agrees that if the employment of any of the Transferred Employees with the Buyer or its Affiliates is terminated by the Buyer within six months following the Closing Date other than for cause, the Buyer will provide to such terminated Transferred Employee the severance that such Transferred Employee would have received had the Transferred Employee been entitled to receive severance from the Seller in accordance with the severance policy (including, as applicable, the Weatherford Enterra Special Severance Payment Plan) of the Seller previously provided to the Buyer, without giving effect to any provisions that eliminate the severance payment obligations as a result of a purchaser of the Business offering the Transferred Employee employment.

            (c) In determining eligibility for and the amount of severance benefits the Transferred Employees may become entitled to upon termination of employment with the Buyer or one of its Affiliates after the Closing Date under the Buyer's normal severance policies, service with the Seller or an Affiliate of the Seller shall be considered as service with the Buyer and its Affiliates.

            (d) The parties hereto do not intend to create any third-party beneficiary rights respecting any employee of the Seller or an Affiliate of the Seller as a result of the provisions hereof and specifically hereby negate any such intention.

            (e) The Buyer agrees to provide to all Transferred Employees the opportunity to participate in group health and other benefit plans maintained by it or its Affiliates for similarly situated employees. The Buyer agrees to use its best efforts to obtain a waiver of any pre-existing condition limitation for all Transferred Employees under the group health plan maintained by it or its Affiliates; provided, however, that if the Buyer is unable to obtain such waiver at a commercially reasonable cost, the Buyer and the Seller agree to split equally the costs incurred by either the Buyer or the Seller with regard to claims for pre-existing conditions.

            (f) The Buyer shall be fully responsible for all liabilities related to the termination by the Buyer of the employment of any of the Transferred Employees within 90 days after the Closing Date or such other period that would expose the Seller to liabilities under the WARN Act as a result of the premature termination by the Buyer of the employment of any of the Transferred Employees.

      4.4 USE OF CORPORATE NAMES. All uses of the corporate names set forth in
SECTION 1.1(AL(VI) of the Disclosure `Schedule, or any derivations thereof, are being transferred to the Buyer hereunder as part of the Transferred Assets. The Seller agrees that it will change its corporate name promptly following Closing and not take any action that could reasonably be expected to adversely affect the Buyer's right to the use of such names or cause confusion with respect to the Buyer's use of such names. All goodwill with respect to the use of the names will inure to the benefit of the Buyer, and the Seller will not have any rights to sue or recover against any Person with respect to the use of such names.

      4.5 NONCOMPETITION.

            (a) The Seller acknowledges that in consideration of the payment of the Purchase Price, the Buyer is acquiring the goodwill of the Business, including complete ownership and control of the Transferred Assets. Therefore, the Seller and Weatherford agree that for a period commencing upon the Closing Date and ending upon the third anniversary thereof, the Seller, Weatherford and their Affiliates will not, directly or indirectly, either as an employer, consultant, agent, principal, partner, stockholder or in any other representative capacity, engage or participate in any business similar to the Business as the Business is conducted as of the Closing Date (a "Similar Business") in any geographic area in which the Buyer is then conducting the Business. For purposes of this SECTION 4.5(A), the Buyer shall be considered to be conducting Business in (i) any geographic area in which the offices and properties of the Business are located, (ii) any geographic area in which the Business' customers are located if the Buyer is, or if within the preceding two years the Buyer or the Seller was, actively engaged in the design, manufacture, sales or rental of the Business' equipment, or the provision of services by the Business, to such customers, and (iii) any geographic area in which prospective customers are located if the Buyer or the Seller is in the process of preparing bids or other preliminary work required as a prerequisite to the design, manufacture, sales or rental of the Business' equipment, or the provision of services by the Business, to such prospective customers. To induce the Buyer to enter into this Agreement, the Seller and Weatherford represent to the Buyer that the enforcement of the restriction contained in this SECTION 4.5(A) would not be unduly burdensome to the Seller, Weatherford and their Affiliates and acknowledge that such restriction will not preclude the Seller, Weatherford and their Affiliates from competing in other geographical areas not prohibited by this SECTION 4.5(A). The Seller and Weatherford agree that a breach or violation of the covenant not to compete shall entitle the Buyer, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction, shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Buyer may show itself justly entitled. Further, during any period in which the Seller or Weatherford is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that the Seller or Weatherford is in breach hereof.

            The foregoing provisions of this SECTION 4.5(A) shall not prevent Weatherford or any of its Affiliates, during the three year period following the Closing Date, from making any acquisition (whether by way of assets, stock or otherwise) of, or retaining any interest in, or making any investment in, in either case, whether directly or indirectly (an "Acquisition"), any business, entity or affiliated group of entities that on a consolidated basis during the four most recent fiscal quarters derived 20% or less of its gross revenues from a Similar Business so long as the portion of such business or entity that is engaged in such Similar Business is sold within 270 days after the date of the Acquisition. Weatherford shall provide written notice to the Buyer within five Business Days of an Acquisition of a Similar Business. The Buyer shall have 30 days from the receipt of such notice to make an offer in writing (the "Offer") to Weatherford to purchase the Similar Business. The Offer shall set forth in detail the terms and conditions of the Buyer's proposal to purchase the Similar Business. If the Buyer does not make an Offer, or if Weatherford and the Buyer have not, within 15 days following Weatherford's receipt of the Offer, executed a written agreement pursuant to which Weatherford will sell the Similar Business to the Buyer, Weatherford may sell the Similar Business to a party other than the Buyer for a price that equals or exceeds the amount of the purchase price contained in the Offer, provided that the other material terms and conditions of such sale, taken as a whole, are no less favorable to Weatherford than those set forth, in the Offer. The foregoing provisions also shall not prohibit any Person that may in the future acquire 50% or more of the outstanding capital stock of Weatherford (or an successor thereto) from engaging in a Similar Business as long as such acquiring Person was engaged in the Similar Business prior to such acquisition.

            (b) Each of the Seller and Weatherford agrees that it shall not, for a period commencing upon the Closing Date and ending upon the third anniversary thereof, either directly or indirectly, (i) unless required by law, make known to any Person the names and addresses of any of the customers of the Business or contacts o the Seller within the industries of the Business or any other information pertaining to such customers or contacts or (ii) call on, solicit or take away, or attempt to call on, solicit or take away, any of the customers of the Business, whether for the Seller or for any other Person; provided, however, that the limitations contained in this SECTION 4.5(B) with respect to customers of the Business or contacts of the Seller shall apply only with respect to the Business as the Business is conducted as of the Closing Date and shall not apply to customers of the Seller or Weatherford or contacts of the Seller or Weatherford as to any other matters or business.

            (c) The representations and covenants contained in this SECTION 4.5 on the part of the Seller and Weatherford will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Seller or Weatherford against the Buyer or any officer, director or shareholder of the Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of the covenants of the Seller contained in this SECTION 4.5.

            (d) The parties to this Agreement agree that the limitations contained in this SECTION 4.5 with respect to time, geographical area and scope of activity are reasonable. However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in this
SECTION 4.5 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

            (e) The covenants the Seller contained in this SECTION 4.5 may be assigned by the Buyer to any Person to whom the Transferred Assets are transferred substantially as an entirety, it being the intention of the parties hereto that such covenants shall inure to the benefit of any successor to the Transferred Assets, with the same force and effect as if such covenants had been made directly to such successor or successors.

      4.6 NO SOLICITATION OF EMPLOYEES. The Seller and Weatherford agree that, for a period of two years after the Closing Date, neither the Seller, Weatherford nor any of their Affiliates will, directly or indirectly, solicit to employ (as an employee, consultant, independent contractor or otherwise) any Transferred Employee.

      4.7 INSURANCE. All occurrences prior to the Closing that are insured under insurance policies obtained and maintained by the Seller or Weatherford covering the Business, property and employees of the Seller shall continue to be so insured, and the Buyer shall be entitled to the benefits thereof to the limited extent necessary to hold the Buyer harmless from such occurrences, and any remaining benefits thereof shall be paid to the benefit of the Seller. At the Buyer's request, the Seller shall make copies of such policies available to the Buyer for inspection and shall assist the Buyer in determining whether any claim or loss is covered by such policies of insurance.

      4.8 NOTIFICATION OF CERTAIN MATTERS. The Seller shall give prompt notice to the Buyer of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in ARTICLE 2 to be untrue or inaccurate in any material respect at or prior to the Closing, (ii) any material failure of the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Seller hereunder and (iii) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement (other than those consents and approvals indicated as required in SECTION 2.3 of the Disclosure Schedule). The Buyer shall give prompt notice to the Seller of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in
ARTICLE 3 to be untrue or inaccurate in any material respect at or prior to the Closing, (ii) any material failure of the Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Buyer hereunder and (iii) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement. The delivery of any notice pursuant to this SECTION 4.8 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice,
(ii) modify the conditions set forth in this

Agreement or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided,, however, that if the Closing shall occur, then all matters disclosed pursuant to this SECTION 4.8 at or prior to the Closing shall be waived and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

      4.9 ACCESS TO RECORDS AFTER CLOSING. From and after the Closing Date, each party hereto and its representatives shall have reasonable access to inspect and copy all books and records relating to the Transferred Assets or the Business that the other parties hereto or their respective Affiliates may retain after the Closing Date. Such access shall be afforded by the party maintaining such records upon receipt of reasonable advance notice and during normal business hours. Nothing contained in this SECTION 4.9 shall require the Buyer or the Seller to retain any books or records longer than such books or records would otherwise have been retained in the ordinary course of business but for the transactions contemplated by this Agreement; provided, however, that if the party maintaining such records shall desire to dispose of any of such books and records, such party shall, prior to such disposition, give the other party hereto a reasonable opportunity, at such other party's expense, to segregate and remove such books and records as such other party may select.

      4.10 POST-CLOSING COLLECTION. Payment and Administration Procedures. Subsequent to the Closing, the Seller agrees to deliver to the Buyer, within three Business Days of the Seller's receipt of same, any and all monies paid to or received by the Seller in respect of amounts due the Buyer, including, but not limited to, payment of receivables, refunds, rebates, release of performance or similar bonds or letters of credit and any inquiries, correspondence or documents received by the Seller related to such amounts. Subsequent to the Closing, the Buyer agrees to deliver to the Seller, within three Business Days of the Buyer's receipt of same, any and all monies paid to or received by the Buyer in respect of amounts due to the Seller.

      4.11 TERMINATION OF ACQUISITION PROPOSALS. Weatherford and the Seller and their advisors and representatives shall immediately cease any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. If the Seller or its Affiliates shall hereafter receive any Acquisition Proposal, the Seller shall inform such Person of this Agreement and its inability to consider such proposal and shall promptly communicate the terms of such proposal to the Buyer. The term "Acquisition Proposal", as used in this SECTION 4.11, means any offer or proposal for, or any indication of interest in, the acquisition of the Transferred Assets or the Business or any portion thereof, other than the transactions contemplated or expressly permitted by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the provisions of this SECTION 4.11 shall terminate on February 14, 1997 if the Buyer shall not have obtained the Credit Commitment on or before February 13, 1997 or shall terminate on April 3, 1997 if the Closing shall not have occurred on or before April 2, 1997.

      4.12 REASONABLE BEST EFFORTS. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation,
(i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) reasonable best efforts to obtain any such consents, approvals, orders, authorizations and waivers and to effect any such declarations, filings and registrations; (iii) reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) reasonable best efforts to defend, and cooperation in defending, all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. The Seller shall cooperate with and assist the Buyer and its authorized representatives to provide an efficient and orderly transfer of the control and management of the Transferred Assets and the Business to the Buyer and to avoid any undue interruption in the ongoing operations of the Transferred Assets and the Business following the Closing.

      4.13 FINANCING. The Buyer shall use its reasonable best efforts to obtain the financing required to effect the transactions contemplated by this Agreement and to pay all related fees and expenses (the "Financing"). In the event that any material portion of the Financing becomes unavailable, regardless of the reason therefor, the Buyer shall, upon learning thereof, promptly so advise the Seller, and the Buyer shall use its reasonable best efforts to obtain alternative financing from other sources on and subject to substantially the same terms and conditions as the portion of the Financing that has become unavailable.

      4.14 WARRANTY OBLIGATIONS; ALLSEAS CONTRACT.

            (a) From and after the Closing, the Buyer or its Affiliates shall satisfy the Warranty Obligations and the Allseas Obligations on behalf of the Seller and its Affiliated Companies. The Buyer shall assume, and the Seller and the Affiliated Companies shall have no liability for, the liabilities and obligations of the Seller and the Affiliated Companies for the Warranty Obligations and the Allseas Obligations; PROVIDED, HOWEVER, that the Buyer's liability for the Warranty Obligations and the Allseas Obligations in the aggregate shall not exceed the Ceiling Amount, and the Seller and Weatherford shall be responsible for the payment of Warranty Obligations and Allseas Obligations that in the aggregate are in excess of the Ceiling Amount.

            (b) Within 45 calendar days following each fiscal quarter of the Buyer, the Buyer shall prepare and deliver to the Seller a statement (a "Quarterly Report") reflecting in sufficient detail the amount of the Warranty Obligations and the Allseas Obligations (i) incurred during such quarter and
(ii) incurred during the period beginning on the day following the Closing Date and ending the last day of such quarter. Each Quarterly Report delivered before the Threshold Amount has been exceeded also shall include a list of each Demand relating to the Allseas Contract received during such quarter and during the period beginning on the day following the Closing Date and ending on the last day of such quarter. Each Quarterly Report delivered after the Threshold Amount has been exceeded also shall include a list of each Demand (whether relating to the Allseas Contract or to a Warranty Obligation) and the Buyer's reasonable estimate of costs that it will incur in connection with each such Demand ("Estimated Demand Costs") received during such quarter and during the period beginning on the day following the Closing Date and ending on the last day of such quarter. On a quarterly basis, during normal business hours and upon reasonable notice, the Buyer shall provide the Seller with access to copies of all work papers and other relevant documents to verify the entries contained in each Quarterly Report and shall make available to the Seller and its representatives appropriate management, operational and accounting personnel of the Buyer to respond to questions regarding such Quarterly Report.

            For each Quarterly Report delivered after the Threshold Amount has been exceeded, the Seller shall have a period of ten Business Days after delivery to it of such Quarterly Report to review it and deliver to the Buyer in writing any objections the Seller may have with respect to such Quarterly Report. If written objections to such Quarterly Report are delivered to the Buyer within such ten-day period, the Buyer and the Seller agree to negotiate in good faith in an effort to resolve the matter or matters in dispute with: respect to such Quarterly Report. If such dispute cannot be resolved by good faith negotiation, such dispute shall be referred to mediation before the parties resort to arbitration, and a mutually acceptable mediator shall be chosen by the Buyer and the Seller. The costs of any such mediation shall be borne equally by the Buyer and the Seller.

            If such dispute cannot be resolved by good faith negotiations between the parties or by mediation within ten Business Days following the delivery of objections to such Quarterly Report, and if the difference between the Buyer's and the Seller's reasonable estimate of the amounts set forth in the Quarterly Report (including the estimate of costs the Buyer and its Affiliates will incur in connection with one or more Demands) would affect whether the Notice Amount, the Opinion Amount, the Consent Amount or the Ceiling Amount has been exceeded, depending upon which estimate is used, the specific matters in dispute may, at the option of the Buyer or the Seller, be referred to and determined by binding arbitration, as the sole and exclusive remedy of the Buyer and the Seller as to such dispute. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as in effect on the date hereof (the "Rules"), which are deemed to be incorporated herein by reference, except that in the event of any conflict between the Rules and the arbitration provisions set forth below, the provisions set forth below shall govern and control. The arbitral tribunal (the "Tribunal") shall use the substantive laws of Texas in construing and interpreting this Agreement. The Tribunal shall be composed of three arbitrators with appropriate experience in (i) the pipeline construction industry (or, in the absence thereof, the petroleum industry) and (ii) risk management, with each party appointing one arbitrator, and the two arbitrators so appointed appointing the third arbitrator who shall act as the presiding arbitrator of the Tribunal (the "Chairman of the Tribunal"). Should any arbitrator fail to be appointed as aforesaid, then either the Seller or the Buyer may in writing request the judge of the United States District Court for the Southern District of Texas who is most senior in term of service to appoint a qualified arbitrator. Should a vacancy in the Tribunal arise because any arbitrator dies, resigns, refuses to act or becomes incapable of performing his function, the vacancy shall be filled by the method by which such arbitrator was originally appointed. The arbitration shall be in Houston, Texas, and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Tribunal, but in any event the decision of the Tribunal shall be rendered within 30 days following the selection of the Chairman of the Tribunal. In fulfilling any of their arbitration duties, the arbitrators may consider such other matters and may consult with and engage disinterested third parties, including, without limitation, engineers, attorneys and consultants, as in the opinion of the arbitrators are necessary or helpful to make a proper evaluation. Any decision of the Tribunal shall be made by the majority of the arbitrators comprising the Tribunal, shall be in writing and shall include a statement of the basis and reasons for such decision. The decision of the Tribunal pursuant hereto shall be final and binding on the parties. Each party shall bear the expense of the arbitrator specified to be selected by it, and the fees of the Chairman of the Tribunal and other expenses incurred by the Tribunal shall be borne equally by the Buyer and the Seller. The Buyer and the Seller shall each bear its own expenses, including expenses of its counsel; PROVIDED, HOWEVER, that if either party submits to the Tribunal the issue of whether the other party has breached its obligation to negotiate in good faith regarding a dispute with respect to a Quarterly Report, and if the Tribunal determines that such a breach has occurred, the breaching party shall pay the expenses of the non-breaching party, including legal fees and the expense of the arbitrator selected by the non-breaching party, as well as the non-breaching party's share of the fees of the Chairman of the Tribunal and other expenses incurred by the Tribunal. It is the desire of the Buyer and the Seller that any dispute be resolved quickly and at the lowest possible cost, and the Tribunal shall act in a manner consistent with these intentions. No party subject to these arbitration procedures will commence or prosecute any suit or action against another party subject to these arbitration procedures relating to the disputed issues, other than as may be necessary to compel arbitration under these arbitration procedures or to enforce the decision of the Tribunal.

            (c) The Buyer shall notify the Seller in writing within ten Business Days following the date on which the Notice Amount (as established in the most recent Quarterly Report or by good faith negotiations, mediation or binding arbitration under SECTION 4.14(B) hereof) has been exceeded and thereafter shall notify the Seller in writing within ten Business Days of each incremental $500,000 aggregate amount of Warranty Obligations, Allseas Obligations and Demands.

            (d) The Buyer shall notify the Seller in writing within ten Business Days following the date on which the Opinion Amount (as established in the most recent Quarterly Report or by good faith negotiations, mediation or binding arbitration under SECTION 4.14(B) hereof) has been exceeded and shall set forth in such notice the Buyer's proposed procedures for addressing outstanding Warranty Obligations, Allseas Obligations and Demands. The Buyer shall seek the opinion of the Seller with respect to such proposed procedures, shall give the Seller's opinion due consideration and shall respond to such opinion prior to taking any action with respect to implementing such proposed procedures. The Buyer shall follow the procedures set forth in this SECTION 4.14(D) with respect to each incremental $500,000 aggregate amount of Warranty Obligations, Allseas Obligations and Demands.

            (e) The Buyer shall notify the Seller in writing within ten Business Days following the date on which the Consent Amount (as established in the most recent Quarterly Report or by good faith negotiations, mediation or binding arbitration under SECTION 4.14(B) hereof) has been exceeded and thereafter shall notify the Seller in writing within ten Business Days of each incremental $500,000 aggregate amount of Warranty Obligations, Allseas Obligations and Demands. After the Consent Amount has been exceeded, the Buyer shall not proceed to take any action with respect to the implementation of procedures for addressing outstanding Warranty Obligations, Allseas Obligations or Demands without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, while good faith negotiations, mediation or arbitration proceedings are pending pursuant to
SECTION 4.14(B) hereof, and if the Resolution of such negotiations, mediation or arbitration proceedings could affect the determination of whether the Consent Amount has been exceeded, the Buyer shall not take any action with respect to the implementation of procedures for addressing outstanding Warranty Obligations, Allseas Obligations or Demands without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

            (f) If the Threshold Amount has not been exceeded, the Buyer shall promptly give the Seller written notice of (i) all actual legal proceedings against the Buyer or any of its Affiliates regarding (A) performance or payment that, if performed or paid, would result in a Warranty Obligation in excess of $100,000, or (B) the Allseas Contract (regardless of the dollar amount at issue) and (ii) all threatened legal proceedings against the Buyer or any of its Affiliates regarding the Allseas Contract (regardless of the dollar amount at issue). If the Threshold Amount has been exceeded, the Buyer shall promptly give the Seller written notice of all actual or threatened legal proceedings against the Buyer or any of its Affiliates regarding (i) performance or payment that, if performed or paid, would result in a Warranty Obligation in excess of $100,000, or (ii) the Allseas Contract (regardless of the dollar amount at issue). The Buyer and its representatives and legal counsel shall control such proceedings but shall cooperate with the Seller and its representatives and legal counsel in the investigation and defense of such legal proceedings and shall allow the Seller and its representatives and legal counsel to participate, at their own expense, in, but not control, such legal proceedings. The Buyer and its representatives and legal counsel shall keep the Seller and its representatives and legal counsel apprised of the status of such legal proceedings and the Buyer's strategy and tactics with respect thereto, and shall provide to the Seller and its representatives and legal counsel access to the books and records and other documents of the Buyer relating to such legal proceedings and the Buyer's management, operational and accounting personnel and legal counsel in connection with the investigation and defense of such legal proceedings. If the Opinion Amount (as established in the most recent Quarterly Report or by good faith negotiations, mediation or binding arbitration under SECTION 4.14(B) hereof) has been exceeded, (i) the selection of legal counsel to represent the Buyer in such legal proceedings and the terms of engagement of such legal counsel are subject to the prior written consent of the Seller, which consent shall not be unreasonably withheld, and (ii) the Buyer may not settle any such legal proceedings for an amount in excess of $500,000 without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, while good faith negotiations, mediation or arbitration proceedings are pending pursuant to SECTION 4.14(B) hereof, and if the resolution of such negotiations, mediation or arbitration proceedings could affect the determination of whether the Opinion Amount has been exceeded, the Buyer shall not take any action described in clause (i) or clause (ii) of the preceding sentence without the prior written consent of the Seller, which consent shall not be unreasonably withheld.


            If the amount of Warranty Obligations and Allseas Obligations in the. aggregate do not exceed the Ceiling Amount, but when added to the Estimated Demand Costs (as established in the most recent Quarterly Report or by good faith negotiations, mediation or arbitration proceedings pursuant to SECTION 4.14(B) hereof) would exceed the Ceiling Amount, the Seller and its representatives and legal counsel shall control such legal proceedings subject to the following: (i) the selection of legal counsel to represent the Seller in such legal proceedings and the terms of engagement of such legal counsel are subject to the prior written consent of the Buyer, which consent shall not be unreasonably withheld, (ii) the Seller may not settle any such legal proceedings for an amount in excess of $500,000 without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, and (iii) the Buyer and its representatives and legal counsel shall be entitled to participate, at their own expense, in, but not control, such legal proceedings in the same manner that the Seller and its representatives and legal counsel are entitled to participate in legal proceedings controlled by the Buyer as described in the third sentence of the preceding paragraph of this SECTION 4.14(F). Notwithstanding the foregoing, while good faith negotiations, mediation or arbitration proceedings are pending pursuant to Section 4.14(b) hereof, and if the resolution of such negotiations, mediation or arbitration proceedings could affect the determination of whether the Seller is entitled to control legal proceedings in accordance with the immediately preceding sentence, then neither the Buyer nor the Seller shall take any action described in clause (i) or clause (ii) of such preceding sentence without the prior written consent of the other, which consent shall not be unreasonably withheld. At such time as the Ceiling Amount is exceeded, without giving effect to any Estimated Demand Costs, the Seller's obligations in clauses (i) and (ii) of the first sentence of this paragraph shall terminate.

            (g) To the extent that; any amounts of Warranty Obligations or Allseas Obligations in excess of the Ceiling Amount are covered by insurance maintained by the Buyer or its Affiliates, the Seller's liability for such amounts shall be secondary to such insurance. The parties acknowledge that this
SECTION 4.14(A) does not obligate the Buyer or its Affiliates to obtain insurance that would cover any Warranty Obligations or Allseas Obligations.

      4.15 LETTERS OF CREDIT; BANK GUARANTEES; PARENT GUARANTEES.

            (a) Letters of Credit. The Buyer or its Affiliates shall, as of the Closing Date, cause to be issued in favor of the Seller, as beneficiary, one or more letters of credit (the "Back-up LC") in a face amount equal to the aggregate face amount of the letters of credit set forth in EXHIBIT 4.15(a) hereto (collectively, the "Outstanding LCs"). The Back-up LC shall be in form and substance reasonably satisfactory to the Seller, shall be issued by BankBoston, N.A. or another financial institution reasonably satisfactory to the Seller, and shall provide that (i) upon a drawing under any Outstanding LC by the beneficiary thereof, the Seller may draw under the Back-up LC in an amount equal to the amount drawn under the Outstanding LC by presentation of a sight draft accompanied by an officer's certificate as to the amount so drawn on such Outstanding LC, (ii) upon notice of non-renewal thereof prior to the termination of all Outstanding LCs, it may be drawn on by the Seller for the full then undrawn amount thereof and (iii) upon the expiration, termination or return to the Seller of any Outstanding LC marked "canceled", the face amount of the Back-up LC shall be reduced by the face amount of such expired, terminated or returned Outstanding LC. Any amount drawn pursuant to clause (ii) above shall be held by the Seller as cash collateral to secure the Seller's reimbursement for all amounts theretofore supported by any Back-up LC. The Buyer covenants and agrees to pay to the Seller on demand all actual costs, fees and charges incurred from time to time by the Seller and its Affiliates in connection with maintaining, renewing or extending any Outstanding LC, or in connection with any drawing thereunder. Subject to the agreement of the beneficiaries of the Outstanding LCs, the Buyer and its Affiliates shall use their reasonable best efforts to cause each Outstanding LC to be substituted or otherwise replaced and returned to the Seller and to cause the Seller to be released from its obligations regarding the Outstanding LCs, and the Seller shall use its reasonable best efforts to assist the Buyer and its Affiliates in causing such Outstanding LCs to be substituted or otherwise replaced. The Seller covenants and agrees to use its reasonable best efforts to promptly forward to the Buyer any request received by the Seller from a beneficiary of an Outstanding LC requesting an extension or renewal of such Outstanding LC. Following receipt by the Buyer of any such forwarded request for a renewal or extension, the Buyer shall have the right to request the Seller to use its reasonable best efforts to cause the issuer of the Outstanding LC to which the request relates to extend or renew (but not increase the face amount of such Outstanding LC, and upon any such request by the Buyer, the Seller shall promptly use its reasonable best efforts to cause such issuer to so extend or renew such Outstanding LC for a period of up to one year from the then current expiration date; provided, any such request by the Buyer to the Seller shall be made not less than one Business Day after the Buyer's receipt of such forward d notice of requested renewal or extension.

            (B) BANK GUARANTEES. The Buyer or its Affiliates shall, as of the Closing Date, cause to be issued in favor of Lloyds Bank, as beneficiary, a letter of credit or bank guarantee with respect to the bank guarantees set forth in EXHIBIT 4.15(b) hereto sufficient to cause Lloyds Bank to cancel, release or otherwise terminate that certain Letter of Credit No. S037134 issued by Wells Fargo Bank (Texas), National Association (f/k/a First Interstate Bank of Texas, N.A.) in the face amount of 1,053,000 pounds sterling in favor of Lloyds Bank, as beneficiary.

            (C) PARENT GUARANTEES. The Buyer or its Affiliates shall, as of the Closing Date, cause to be issued in favor of the Seller, as beneficiary, guarantees ("Back-up Guarantees") of the parent guarantees set forth in EXHIBIT 4.15(c) hereto (collectively, the "Parent Guarantees"). The Back-up Guarantees shall be in form and substance reasonably satisfactory to the Seller and shall contain the same terms and provisions as are contained in, and shall be the same form as, the Parent Guarantees. Subject to the agreement of the beneficiaries of the Parent Guarantees, the Buyer and Governmental Entity shall have been commenced or threatened by any Person other than the Buyer or any of its Affiliates seeking to prevent the sale of the Transferred its Affiliates shall use their best efforts to cause each Parent Guarantee to be canceled and the Seller to be released from its obligations thereunder.

                                   ARTICLE 5

                              BUYER'S CONDITIONS

      The obligation of the Buyer to purchase the Transferred Assets and to assume the Assumed Liabilities as contemplated hereby is, at the option of the Buyer, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Buyer in writing; provided, however, the Buyer's election to proceed with the Closing shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to the Buyer or existing on the Closing Date, and such action shall not prejudice the Buyer's right to recover damages for any such breach.

      5.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Seller and Weatherford contained in this Agreement shall be true, correct and complete in all respects (in and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date, except (i) to the extent that any such representation or warranty is made or given as of a specified date, in which case such representation or warranty shall have been true and correct as oil such specified date, and (ii) for such matters due to changes in facts from the date hereof required or permitted by this Agreement that, in the aggregate, would not have all Material Adverse Effect. Each and all of the agreements and covenants of the Seller and Weatherford to be performed or complied with by such Persons on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects. The Seller and Weatherford shall have delivered to the Buyer a certificate signed by duly authorized officers dated the Closing Date regarding the matters set forth in this SECTION 5.L.

      5.2 GOOD STANDING. The Seller shall have delivered to the Buyer a certificate issued by the Secretary of State of the State of Delaware evidencing the good standing of the Seller, as of a date not more than five calendar days prior to the Closing Date.

      5.3 INSTRUMENTS OF TRANSFER. The Seller shall have executed, acknowledged and delivered to the Buyer such deeds, bills of sale, assignments (including but not limited to assignments of the leases), certificates of title and other instruments of transfer, assignment and conveyances, in form and substance mutually agreeable, as shall be necessary to vest in the Buyer all the right, title and interest in and to the Transferred Assets free and clear of all Liens, except for Permitted Liens.

      5.4 NO LITIGATION. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person other than the Buyer or any of its Affiliates seeking to prevent the sale of the Transferred Assets or the Business or asserting that the sale of all or a portion of the Transferred Assets or the business would be unlawful.

      5.5 LICENSES, CONSENTS AND APPROVALS. The Seller and Weatherford shall have delivered to the Buyer a copy of each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Seller and Weatherford to consummate the transactions contemplated by this Agreement.

      5.6 CONSENTS OF THIRD PERSONS. A copy of all consents from third Persons that are listed in Section 2.3(a) of the Disclosure Schedule have been delivered to the Buyer.

      5.7 RESOLUTIONS. The Buyer shall have received certified copies of resolutions of the Boards of Directors of the Seller and Weatherford approving this Agreement and the transactions contemplated hereby.

      5.8 SHARE TRANSFER AGREEMENTS. Weatherford Enterra Canada Ltd. and the Buyer shall have executed and delivered a share transfer agreement in form and substance mutually satisfactory to the Buyer and the Seller and Weatherford Eurasia Ltd. and PIH Holdings Limited, a wholly owned subsidiary of the Buyer, shall have executed and delivered a share transfer agreement in form and substance mutually satisfactory to the Buyer and the Seller.

      5.9 OPINION OF COUNSEL. The Buyer shall have received opinions of H. Suzanne Thomas, Senior Vice President, Secretary and General Counsel of Weatherford, and Macleod Dixon, outside Canadian legal counsel to the Seller, in each case dated the Closing Date, covering the matters set forth in EXHIBIT 5.9(a) and EXHIBIT 5.9(b) hereto, respectively. Each of such opinions shall be reasonably acceptable to the Buyer.

      5.10 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

      5.11 ASSUMED LITIGATION. The Buyer shall have delivered to the Seller documents in form and substance mutually satisfactory to the Buyer and the Seller regarding the Assumed Litigation, pursuant to which the Buyer shall assume the control of the Assumed Litigation and all liabilities and obligations of the Seller and the Affiliated Companies related thereto.

                                   ARTICLE 6

                             SELLER'S CONDITIONS

      The obligation of the Seller to transfer the Transferred Assets as contemplated hereby is, at the option of the Seller, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Seller in writing; provided, however, the Seller's election to proceed with the closing of the transactions contemplated hereby shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to the Seller or existing on the Closing Date, and such action shall not prejudice the Seller's right to recover damages for any breach.

      6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date. Each and all of the agreements and covenants of the Buyer to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects. The Buyer shall have delivered to the Seller a certificate signed by one of its duly authorized officers, dated the Closing Date, regarding the matters set forth in this SECTION 6.1.

      6.2 RECEIPT OF THE TRANSFERRED ASSETS. The Buyer shall have paid the Closing Payment and the Buyer shall have duly executed and delivered to the Seller an instrument acknowledging receipt of the Transferred Assets and assumption of the Assumed Liabilities in form and substance mutually agreeable.

      6.3 LICENSES, CONSENTS AND APPROVALS. The Buyer shall have delivered to the Seller a copy of each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Buyer to consummate the transactions contemplated by this Agreement.

      6.4 NO LITIGATION. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person other than the Seller or any of its Affiliates seeking to prevent the sale of the Transferred Assets or the Business or asserting that the sale of all or a portion of the Transferred Assets or the Business would be unlawful.

      6.5 RESOLUTIONS. The Seller shall have received certified copies of resolutions of the Board of Directors of the Buyer approving this Agreement and the transactions contemplated hereby.

      6.6 SHARE TRANSFER AGREEMENTS. Weatherford Enterra Canada Ltd. and the Buyer shall have executed and delivered a share transfer agreement in form and substance mutually satisfactory to the Buyer and the Seller and Weatherford Eurasia Ltd. and PIH Holdings Limited, a wholly owned subsidiary of the Buyer, shall have executed and delivered a share transfer agreement in form and substance mutually satisfactory to the Buyer and the Seller.

      6.7 OPINION OF COUNSEL. The Seller shall have received opinions of Richard
L. Covington, legal counsel to the Buyer, and Bryan & Company, outside Canadian legal counsel to the Buyer, in each case dated the Closing Date, covering the matters set forth in EXHIBIT 6.7(a) and EXHIBIT 6.7(b) hereto, respectively. Each of such opinions shall be reasonably acceptable to the Seller.

      6.8 ASSUMED LITIGATION. The Buyer shall have delivered to the Seller documents in form and substance mutually satisfactory to the Buyer and the Seller regarding the Assumed Litigation, pursuant to which the Buyer shall assume the control of the Assumed Litigation and all liabilities and obligations of the Seller and the Affiliated Companies related thereto.

      6.9 BACK-UP LETTERS OF CREDIT AND PARENT COMPANY GUARANTEES. The Buyer shall have delivered to the Seller the Back-up LC and the Back-up Parent Company Guarantees required by SECTION 4.15 hereof.

                                   ARTICLE 7

                               INDEMNIFICATION

      7.1 INDEMNIFICATION BY THE SELLER AND WEATHERFORD. Except as otherwise limited by this ARTICLE 7 and ARTICLE 8 hereof, the Seller and Weatherford agree to indemnify, defend and hold the Buyer and each of its officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "Buyer Losses"), arising out of or resulting from or relating to:

            (a) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by Weatherford or the Seller in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to the Buyer pursuant to this Agreement;

            (b) any Retained Liability; or

            (c) any Third Party Claim for personal injury or property damage arising out of or resulting from releases or disposals of Hazardous Materials that occurred on the Rosslyn Property prior to the Closing Date.

Notwithstanding the foregoing, neither the Seller nor Weatherford shall be liable under clause (a) of this Section 7. 1 in respect to a misrepresentation or breach of warranty or under clause (c) of this SECTION 7.1 in respect to a Third Party Claim for personal injury or property damage, unless and until the aggregate amount of any Buyer Losses for which the Buyer is entitled to indemnification pursuant to such clause from all such Persons exceeds $750,000 and then only for those Buyer Losses that in the aggregate exceed $750,000; provided, however, (i) liability under clause (b) of this SECTION 7.1 shall not be so limited and (ii) liability under clause (a) and clause (c) of this SECTION
7.1 shall not exceed $10,000,000 except for Retained Liabilities, which shall not be limited.

      7.2 INDEMNIFICATION BY THE BUYER. Except as otherwise limited by this
ARTICLE 7 and ARTICLE 8 hereof, the Buyer agrees to indemnify, defend and hold the Seller, Weatherford and each of its officers, directors, employees, agents, stockholders and controlling Persons and its successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "Seller Losses"), arising out of or resulting from:

            (a) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by the Buyer in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to the Seller or Weatherford pursuant to this Agreement; or

            (b) any Assumed Liability.

      7.3 PROCEDURE. All claims for indemnification under this ARTICLE 7 shall be asserted and resolved as follows:

            (a) An Indemnitee shall promptly give the Indemnitor notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that could have been actually avoided had such notice been provided within such required time period.

            (b) The obligations and liabilities of an Indemnitor under this
ARTICLE 7 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this ARTICLE 7 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice reasonably acceptable to Indemnitee. In the event the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. In the event the Indemnitor does not elect to conduct the defense against any such Third Party Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its posse on or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the written consent of the Indemnitee.

            (c) With respect to any Buyer Loss for which the Seller and Weatherford are required to indemnify and defend the Buyer pursuant to the terms of this Agreement and that requires any removal, remedial, response, clean-up or other corrective action or any site investigation, groundwater monitoring or post-closure care ("Remedial Action") to address conditions that cause, contribute to or are associated with such Buyer Loss, the Seller or Weatherford may elect to implement and complete such Remedial Action, which Remedial Action shall not be required to achieve cleanup standards that are more stringent than those required under Environmental Laws existing as of the Closing Date. The Seller or Weatherford shall endeavor to plan, design, implement and perform such Remedial Action without undue delay and in a manner consistent with the operation and requirements of the Business. The Seller or Weatherford shall provide the Buyer with copies of all reports, plans and correspondence submitted to any Governmental Entity with respect to such Remedial Action. The Seller or Weatherford shall reimburse the Buyer for any actual costs and expenses incurred by the Buyer as a result of the negligence of the Seller or Weatherford in implementing and completing such Remedial Action and such obligation shall continue without limitation by SECTION 7.4.

      7.4 LIMITATION. No claim for indemnification under this ARTICLE 7 may be asserted subsequent to the Survival Period; provided, however, that any claim for indemnification under this ARTICLE 7 made during the Survival Period shall be valid and the indemnification obligations owed by an Indemnitor with respect to a claim under this ARTICLE 7 shall continue to survive notwithstanding that such claim may not be resolved within the Survival Period. Notwithstanding the foregoing, any claim for indemnification under this ARTICLE 7 with respect to the Warranty Obligations and the Allseas Obligations may be asserted without regard to the limitation set forth in this SECTION 7.4.

      7.5 ASSUMPTION OF RETAINED LIABILITIES. Effective following the expiration of the Survival Period, the Buyer shall be deemed to have assumed, and hereby does assume, effective as of such date, any and all obligations and liabilities of the Seller or the Affiliated Companies that may alone, directly or indirectly, or result from or are caused by the Retained Liabilities; Provided however, that (i) the Seller, the Affiliated Companies and Weatherford (A) shall not be entitled to indemnification from the Buyer under this ARTICLE 7 with respect to the Retained Liabilities and (B) shall continue to be responsible for any claim by the Buyer for indemnification arising from a Retained Liability, if such claim is made in accordance with SECTION 7.4. and (ii) the Buyer shall not assume and shall not be deemed to have assumed any obligations and liabilities of the Seller or the Affiliated Companies with respect to the Warranty Obligations and the Allseas Obligations that in the aggregate are in excess of the Ceiling Amount.

      7.6 PAYMENT. Payment of any amounts due pursuant to this ARTICLE 7 shall be made within ten Business Days after notice is sent by the Indemnitee.

      7.7 FAILURE TO PAY INDEMNIFICATION. If and to the extent the Indemnitee shall make written demand upon the Indemnitor for indemnification pursuant to this ARTICLE 7 and the Indemnitor shall refuse or fail to pay in full within ten Business Days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnitee may utilize any legal or equitable remedy to collect from the Indemnitor the amount of its Losses. Nothing contained herein is intended to limit or constrain the Indemnitee's rights against the Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

      7.8 ADJUSTMENT OF LIABILITY. The amount which an Indemnitee shall be entitled to receive from an Indemnitor with respect to any indemnifiable Losses under this ARTICLE 7 shall be net of any insurance recovery by the Indemnitee on account of such Losses from an unaffiliated party.

      7.9 RELEASE. In consideration for the agreement of the Seller and Weatherford to indemnify and defend the Buyer in the manner provided in this Agreement, the Buyer hereby releases, acquits and forever discharges the Seller and Weatherford from any claim, demand for cause of action the Buyer may have against the Seller and/or Weatherford (including, but not limited to, any right of contribution or reimbursement provided under any Environmental Law), but only to the extent all such indemnification obligations of the Seller and Weatherford are performed in full in accordance with the terms of this Agreement.

      7.10 EXPRESS NEGLIGENCE. THE FOREGOING INDEMNITIES SET FORTH IN THIS
ARTICLE 7 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS' EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNFIED PARTIES.

      7.11 ADDITIONAL ENVIRONMENTAL INDEMNITY.

            (a) In addition to the indemnification by the Seller and Weatherford provided in SECTION 7.1 hereof, the Seller and Weatherford agree to indemnify, defend and hold the Buyer and each of its officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns harmless from and against Buyer Losses resulting from a Third Party Claim that requires, or seeks to require, the Buyer to implement and complete, or to pay the cost of, any Remedial Action at, in, on or under the Rosslyn Property, provided such Remedial Action is required to address conditions at, in, on or under the Rosslyn Property that result from releases or disposals of Hazardous Materials that occurred prior to the Closing Date. The Seller and Weatherford also agree to indemnify, defend and hold the Buyer and each of its officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns harmless from and against Buyer Losses resulting from a Third Party Claim that requires, or seeks to require, the Buyer to implement and complete, or to pay the cost of, any Remedial Action at, in, on or under property adjacent to the Rosslyn Property, provided such Remedial Action is required to address conditions on such adjacent property that result from releases or disposals of Hazardous Materials that originated on the Rosslyn Property prior to the Closing Date and migrated from the Rosslyn Property onto the adjacent property. The indemnification provided in this SECTION 7.11 shall not be subject to the $750,000 threshold amount or the $10,000,000 limit provided in SECTION 7.1 nor to the provisions of SECTION 7.4 and SECTION 7.5. In addition, the amounts, if any, paid by the Seller and/or Weatherford pursuant to this SECTION 7.11 shall not be included in the calculation of the aggregate amount of Buyer Losses for purposes of determining if such losses exceed the $750,000 threshold provided for in SECTION 7.1. Except as set forth in this
SECTION 7. 11(A), the indemnification provided in this SECTION 7.11 shall be subject to the procedures and requirements contained in this ARTICLE 7. For purposes of this SECTION 7 11, the "Rosslyn Property shall refer to the property identified as 11601 North Houston - Rosslyn Road, Houston, Texas, and more particularly described in the Lease Agreement dated July 15, 1990, originally executed by and between Dreco, Inc. and the Seller, which lease was Extended by Lease Extension and Modification Agreement dated February 15, 1995, by and between MIP Rosslyn Road LP, as successor-in-interest to Dreco, Inc., and the Seller.

            (b) The indemnification provided in this SECTION7.LL specifically covers, but is not limited to, the soil and groundwater contamination (the "Contamination") discovered by the Buyer on the Rosslyn Property during its preclosing environmental assessment of the Rosslyn Property. The Seller does not believe that the Contamination was caused by the business operations that the Seller conducted on the Rosslyn Property, and, consequently, believes that any Remedial Action required with respect to the Contamination would be the responsibility of the landlord or others, and not the responsibility of either the Buyer or the Seller. In addition, the Seller and the Buyer recognize that it is in the interest of both parties to avoid any claim that the business operations of the Buyer after the Closing contributed to the Contamination. The Buyer and the Seller have reviewed the business operations that the Buyer intends to conduct on the Rosslyn Property, including the materials and processes used in such operations, and have concluded that the Buyer's proposed operations could not contribute to the Contamination. To protect the interests of both the Buyer and the Seller, the Buyer agrees that it will not make any material changes in the business operations conducted on the Rosslyn Property or in the materials and processes used in such operations without the consent of the Seller and Weatherford, which consent will not be withheld unreasonably, if such change would increase the volume of any waste generated at the Rosslyn Property, result in the creation of a new waste or change the manner in which any waste generated on the Rosslyn Property is disposed of, treated or stored. In addition, if the Buyer makes any such material changes to its business operations, it also will implemnent any practices that the Buyer, the Seller and Weatherford determine are necessary to ensure that the changed operations will not contribute to the Contamination. The Seller and Weatherford shall have the right, during normal business hours and upon reasonable notice, but not more frequently than monthly, to inspect the Buyer's operations at the Rosslyn Property to ensure that such operations conform to the description of such operations provided by the Buyer to the Seller and Weatherford. If the Buyer elects to extend the lease of the Rosslyn Property beyond its current expiration date of July 14, 2000, the indemnity provided in this SECTION 7.11 shall terminate with respect to any claim for indemnification under this SECTION 7.11 that is not made prior to July 14, 2000.

            (c) The Seller and Weatherford have agreed to provide this additional environmental indemnification to the Buyer solely as an inducement to the Buyer to close this transaction and such agreement does not constitute, and will not be construed as, an admission by either the Seller or Weatherford that they, or either of them, are responsible for, or have any liability, with respect to, the Contamination, other than to indemnify the Buyer in the manner provided in this SECTION 7.11.

      7.12 SPECIAL ENVIRONMENTAL REMEDIATION. In addition to the indemnification provided in SECTION 7.1 and SECTION 7.11. the Seller and Weatherford agree to implement and complete as promptly as reasonably practicable after the Closing:
(a) the removal of the underground storage tank located at the property identified as 10700 East Independence, Tulsa, Oklahoma (the "Tulsa Property") and any Remedial Action required by the Oklahoma Department of Environmental Quality or other applicable Governmental Entity in response to releases, if any, from such underground storage tank, (b) the removal of the underground storage tank located at the property identified as 2005 80th Avenue, Edmonton, Alberta, Canada (the "Edmonton Property") and, if there have been releases from such underground storage tank, the Remedial Action, if any, required by the applicable Governmental Entity in response to such releases, and (e) the removal of soils at the Rosslyn Property, the Tulsa Property and the Edmonton Property that the Seller and Weatherford determine, based on the existence of surface soil staining, are required to be removed by applicable Environmental Laws or by general operating standards maintained by the Seller and Weatherford. The Buyer agrees to provide the Seller and Weatherford and their representatives and contractors with access to the Rosslyn Property, the Tulsa Property and the Edmonton Property for purposes of completing the above described actions and will cooperate, to the extent necessary, with the Seller and Weatherford in the filing of any claim or claims for reimbursement under the Oklahoma Underground Storage Tank Trust Fund or other applicable government program. The Seller and Weatherford intend to comply with applicable Environmental Laws, including applicable reporting requirements, in the course of completing the above described actions and will provide the Buyer a copy of reports or documents evidencing the completion of the above described actions. Neither the Seller nor Weatherford shall have any obligation to replace the underground storage tank at the Tulsa Property or at the Edmonton Property.

                                   ARTICLE 8

               NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                  REPRESENTATIONS, WARRANTIES AND AGREEMENTS

      The several representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of three years following the Closing Date, for the representations and warranties set forth in SECTION 1.6(E), SECTION 2.13 and
SECTION 7.1(C), and (b) two years following the Closing Date, for all other representations and warranties (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under ARTICLE 7 hereof may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with ARTICLE 7 hereof within the Survival Period with respect to such matter. All covenants and agreements contained herein shall survive without limitation. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding that such claim may not be resolved within the Survival Period.

                                   ARTICLE 9

                                 TERMINATION


      9.1 EVENTS OF TERMINATION. The obligation to close the transactions contemplated by this Agreement may be terminated by:

            (a) mutual agreement of the Buyer and the Seller;

            (b) the Buyer, if a material default shall be made by the Seller in the observance or in the due and timely performance by the Seller of any agreements and covenants of the Seller herein contained, or if there shall have been a breach by the Seller of any of the warranties and representations of the Seller herein contained, and such default or breach has not been cured or has not been waived within 20 days of written notice thereof;

            (c) the Seller, if a material default shall be made by the Buyer in the observance or in the due and timely performance by the Buyer of any agreements and covenants of the Buyer herein contained, or if there shall have been a breach by the Buyer of any of the warranties and representations of the Buyer herein contained, and such default or breach has not been cured or has not been waived within 20 days of written notice thereof; or

            (d) the Buyer or the Seller, provided the terminating party has not materially breached any of its agreements, covenants, representations or warranties, if the Closing shall not have occurred on or before June 30, 1997.

      9.2 LIABILITY UPON TERMINATION. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of this Article 9 then this Agreement shall forthwith become void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of the Seller, Weatherford or the Buyer except and to the extent such termination is pursuant to SECTION 9.1(B) or
SECTION 9.1(C); provided, however, that the termination of this Agreement shall not relieve any party of its obligations and liabilities under this ARTICLE 9.

      9.3 NOTICE OF TERMINATION. The parties hereto may exercise their respective rights of termination under this ARTICLE 9 only by delivering written notice to that effect to the other party or parties, provided, however, that such notice must be received on or before the Closing Date.

                                   ARTICLE 10

                         DEFINITIONS OF CERTAIN TERMS

      In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and the Disclosure
Schedule:


      10.1 "ACCOUNTS RECEIVABLE" shall have the meaning given such term in
SECTION 1.1(A)(III) hereof

      10.2 "ACCRUED LIABILITIES" shall mean the accrued liabilities of the Seller and the Affiliated Companies to the extent accrued and reflected on the financial statements of the Seller and the Affiliated Companies, excluding intercompany liabilities, Taxes and accrued Taxes.

      10.3 "ACQUISITION PROPOSAL" shall have the meaning given such term in
SECTION 4.11 hereof.

      10.4 "AFFILIATE" shall mean, with respect to any Person, an individual or entity that, directly or indirectly, controls, is controlled by or is under common control with such Person.

      10.5 "AFFILIATED COMPANIES" shall mean Pipeline Induction Heat Limited, CRC-Evans Canada Ltd., CRC-Evans Automatic Welding, Inc., CRC-Evans Holland B.V., CRC-Evans Limited,

CRC-Evans Pipeline International (UK) Limited, CRC-Evans Rehabilitation Systems, Inc. and CRC-Evans Services Limited.

      10.6 "AGREEMENT" shall mean this Amended and Restated Asset Purchase Agreement among the Seller, Weatherford and the Buyer, as amended from time to time by such parties.

      10.7 "ALLSEAS CONTRACT" shall mean the Purchase Order Contract dated June 9, 1993, as amended by Novation Agreement dated April 3, 1995, and Agreement dated December 27, 1995, by and between the Seller and Societe D'Exploitation du Solitaire S.A., as successor-in-interest to Pacific Ocean Shipping Corporation.

      10.8 "ALLSEAS OBLIGATIONS" shall mean all costs actually incurred by the Buyer and its Affiliates in connection with the completion of the Allseas Contract, including, without limitation, court costs and attorney fees incurred in connection with litigation related to the Allseas Contract, costs incurred in connection with providing equipment and products and performing services required by the Allseas Contract, costs incurred to satisfy warranty claims made pursuant to the Allseas Contract, amounts drawn under any letter of credit posted by the Buyer or its Affiliates to secure performance of the Allseas Contract and amounts paid by the Buyer or its parent company in respect of any guarantee provided by such parent company to secure performance of the Allseas Contract; PROVIDED, HOWEVER, that "Allseas Obligations" shall not include any costs incurred by the Buyer and its Affiliates as a result of (a) the gross negligence or willful misconduct of the Buyer or any of its affiliates, agents or representatives, (b) personal injury or property damage resulting in connection with completion of the Allseas Contract by the Buyer or its Affiliates, agents or representatives following the Closing, (c) the extension of the term of the Allseas Contract or the warranties given by the Seller thereunder by the Buyer or any of its Affiliates, without the prior written approval of the Seller, which approved shall not be unreasonably withheld, or
(d) the agreement by the Buyer or any of its Affiliates to modify the terms of the Allseas Contract to increase the obligations of the Buyer or any of its Affiliates thereunder, including, without limitation, the scope of the warranties given by the Seller thereunder, or the costs related thereto beyond that which existed as of the Closing Date, without the prior written approval of the Seller, which approval shall not be unreasonably withheld.

      10.9 "APPLICABLE LAW" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or property is subject.

      10.10 "ASSUMED LIABILITIES" shall have the meaning given such term in
SECTION 1.4(A) hereof.

      10.11 "BUSINESS" shall mean the businesses and operations of the Seller and the Affiliated Companies relating to (i) the design, manufacture, sales and rental of right-of-way pipeline construction and rehabilitation equipment and services provided in connection therewith, (ii) the design, manufacture, sale and commissioning of pipe handling, cleaning and coating equipment, (iii) the design, manufacture, sale and rental of automatic (mechanized) pipeline welding systems and ancillary sales and services provided in connection therewith and
(iv) pipeline field joint coating services and related equipment rentals and sales, the manufacture and sale of pipeline induction heating systems, and pipeline coating: rehabilitation services.

      10.12 "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close.

      10.13 "BUYER" shall have the meaning specified in the preamble.

      10.14 "BUYER LOSSES" shall have the meaning given such term in SECTION 7.1 hereof.

      10.15 "CASH PURCHASE PRICE" shall mean $35,241,430 plus (a) the sum of (i) the amount, if any, by which the sum of the book value of the net Notes and Accounts Receivable, the Inventories and the Seller's prepaids (including Prepaid Expenses and Prepaid Deferred Costs) on the Closing Date exceeds $29,772,430, and (ii) the amount, if any, by which $11,782,000 exceeds the book value of the sum of (x) the Current Notes Payable and Accounts Payable (excluding intercompany payables and Income Taxes Payable), (y) the amount of Deferred Income reflected on the Final Statement and (z) the Accrued Liabilities (excluding intercompany liabilities) reflected on the Final Statement, and minus
(b) the sum of (i) the amount, if any, by which $29,772,430 exceeds the book value of the net Notes and Accounts Receivable, the Inventories and the Seller's prepaids (including Prepaid Expenses and Prepaid Deferred Costs) on the Closing Date and (ii) the amount, if any, by which the book value of the sum of (x) the Current Notes Payable and Accounts Payable (excluding intercompany payables and Income Taxes Payable), (y) the amount of Deferred Income reflected on the Final Statement and (z) the Accrued Liabilities (excluding intercompany liabilities) reflected on the Final Statement exceeds [$11,082,000]. For purposes of this definition, (a) the book value of the Notes and Accounts Receivable, Inventories, the Seller's prepaids (including Prepaid Expenses and Prepaid Deferred Costs), Current Notes Payable and Accounts Payable (excluding intercompany payables and Income Taxes Payable), Deferred Income and Accrued Liabilities (excluding intercompany liabilities) shall be determined under generally accepted accounting principles as consistently applied by the Seller,
(b) "Accounts Receivable" shall not include any receivables owed by Great Plains Pipeline to the Seller and (c) Accrued Liabilities reflected on the Final Statement shall not reflect any reduction in reserves related to the Warranty Obligations and the Allseas Obligations. Capitalized term is used in this
SECTION 10.13 shall refer to such items reflected on the balance sheet of the Seller.

      10.16 "CEILING AMOUNT" shall mean an aggregate of $12,000,000 of Warranty Obligations and Allseas Obligations in excess of the Threshold Amount.

      10.17 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.

      10.18 "CREDIT COMMITMENT" shall have the meaning given such term in
SECTION 5.11 hereof.

      10.19 "CLOSING" shall mean the closing of the transactions contemplated by this Agreement.

      10.20 "CLOSING DATE" shall have the meaning given such term in SECTION 1.3 hereof

      10.21 "CLOSING PAYMENT" shall have the meaning given such term in SECTION 1.4(B) hereof.

      10.22 "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, or similar provisions of legislation replacing such law from time to time.

      10.23 "COMMONLY CONTROLLED ENTITY" shall have the meaning given such term in SECTION 2.16(C) hereof.

      10.24 "CONSENT AMOUNT" shall mean an aggregate of $9,000,000 of Warranty Obligations, Allseas Obligations and Estimated Demand Costs (as adjusted pursuant to any good faith negotiations, mediation or arbitration proceedings pursuant to SECTION 4.14(B) hereof) in excess of the Threshold Amount.

      10.25 "CONTRACTS AND OTHER, AGREEMENTS" shall mean all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or binding arrangements, whether express or implied, oral or written, to which the Seller is a party or bound or to which its properties or assets are subject.

      10.26 "DAMAGES" shall mean any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys' fees and expenses and all fees and expenses of consultants and other professionals)).

      10.27 "DEBT OBLIGATIONS" shall mean any contract, agreement, indenture, note, mortgage, deed of trust, security agreement or other instrument relating to the borrowing of money or the pledge of collateral therefor or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business).

      10.28 "DEMAND" shall mean a written notice received by the Buyer or its Affiliates demanding performance or payment that, if performed or paid, would result in a Warranty Obligation or an Allseas Obligation.

      10.29 "DISCLOSURE SCHEDULE" shall mean the amended disclosure schedule delivered to the Buyer.

      10.30 "DOCUMENTS AND OTHER PAPERS" shall mean and include any document, agreement, instrument, certificate, writing, notice, consent, affidavit, letter, telegram, telex, statement, file, computer disk, microfiche or other document in electronic format, schedule, exhibit or any other paper or record whatsoever.

      10.31 "ENTITLEMENTS" shall `have the meaning given such term in SECTION 1.1(A)(VII) hereof.

      10.32 "ENVIRONMENTAL LAWS" shall mean all federal, state, or municipal laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste gene ration, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous, toxic or other substances alleged to be harmful. "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. SECTION 7401 et seq., the Resource Conservation Recovery Act, 42 U.S.Q. SECTION 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S. C. SECTION 9601 et seq., the Toxic Substances Control Act, 15 U,S.C. SECTION 2601 et seq., the Water Pollution Control Act, 33 U.S.C. SECTION 1251 et seq., the Safe Drinking Water Act, 42 U.S. C. SECTION 300f et seq. and CERCLA. The term "Environmental Laws" shall also include all state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the same subject matter or promulgated by any governmental or quasi-governmental agency thereunder or to carry out the purposes of any federal, state, local and municipal law. "Environmental Laws" does not include the Occupational Safety and Health Act or any other federal, state or local law, statute, ordinance, regulation or order governing worker safety or workplace conditions.

      10.33 "ENVIRONMENTAL PERMIT" shall mean any permit, license, approval, registration, identification number or other authorization with respect to the Transferred Assets or the Business under any applicable Environmental Law.

      10.34 "EQUIPMENT" shall mean all machinery, transportation equipment, tools, equipment, furnishings and fixtures owned, leased or subject to a contract of purchase and sale, or lease commitment, that are used in the Business as operated by the Seller.

      10.35 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time

      10.36 "ESTIMATED DEMAND COSTS" shall have the meaning given such term in
SECTION 4.14(B) hereof

      10.37 "EXCLUDED ASSETS" shall have the meaning given such term in SECTION
L.2 hereof

      10.38 "EXCLUDED EMPLOYEES" shall have the meaning given such term in
SECTION 4.3 hereof

      10.39 "FINAL STATEMENT" shall have the meaning given such term in SECTION 1.5(A) hereof

      10.40 "FINANCIAL STATEMENTS" shall have the meaning given such term in
SECTION 2.7 hereof

      10.41 "GOVERNMENTAL ENTITY" shall mean any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government (domestic or foreign) or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (domestic or foreign).

      10.42 "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      10.43 "HAZARDOUS MATERIALS" shall mean any (a) petroleum or petroleum products, (b) hazardous substances as defined by ss. 101(14) of CERCLA and (c) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

      10.44 "INDEMNITEE" shall mean the Person or Persons indemnified or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of SECTION 7.1 or SECTION 7.2 hereof. as the case may be.

      10.45 "INDEMNITOR" shall mean the Person or Persons having the obligation to indemnify pursuant to the provisions, of SECTION 7.1 or SECTION 7.2 hereof, as the case may be.

      10.46 "INVENTORIES" shall mean all inventories of furnished goods, tooling inventory, work in progress and raw materials relating to the Business, wherever situated.

      10.47 "LEASEHOLD INTERESTS" shall mean the interests of the Seller and the Affiliated Companies as lessee in the real property listed in SECTION 1.1(A)(V) of the Disclosure Schedule.

      10.48 "LIEN" shall mean any lien, pledge, claim, charge, security interest or other encumbrance, option, defect or other rights of any third Person of any nature, whatsoever.

      10.49 "LOSSES" shall mean Seller Losses or Buyer Losses, as the case may be.

      10.50 "MATERIAL ADVERSE EFFECT" shall mean a loss to the Business in excess of $2,000,000, or a material adverse effect on the assets, business, operations or financial or physical condition of the Transferred Assets or the Business or on the ability of the Seller to perform its obligations under this Agreement, or that would constitute a criminal violation of law involving a felony.

      10.51 "NET CASH PURCHASE PRICE" shall have the meaning given such term in
SECTION 1.4(A) hereof.

      10.52 "NOTES PAYABLE" shall mean the obligations of the Seller under the notes described in SECTION 2.5(A)(IV) of the Disclosure Schedule.

      10.53 "NOTICE AMOUNT" shall mean an aggregate of $2,500,000 of Warranty Obligations, Allseas Obligations and Estimated Demand Costs (as adjusted pursuant to any good faith negotiations, mediation or arbitration proceedings pursuant to SECTION 4.14(B) hereof) in excess of the Threshold Amount.

      10.54 "OPINION AMOUNT" shall mean an aggregate of $6,000,000 of Warranty Obligation, Allseas Obligations and Estimated Demand Costs (as adjusted pursuant to any good faith negotiations, mediation or arbitration proceedings pursuant to
SECTION 4.14(B) hereof) in excess of the Threshold Amount.

      10.55 "PERMITTED LIENS"shall mean (a) Liens created by the Buyer, (b) Liens for taxes, assessments and governmental charges not yet due and payable;
(ii) statutory liens arising in the ordinary course of business, relating to obligations as to which there is no default on the part of the Seller or the Affiliated Companies; and (c) any other Liens that in the aggregate do not exceed $50,000; provided, however, that at the Closing "Permitted Liens" on Real Property shall not include any Lien for taxes, assessments or governmental charges filed of record against the Real Property, or statutory liens filed of record against the Real Property, unless any such Liens are being diligently contested in good faith by appropriate proceedings.

      10.56 "PERSON" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

      10.57 "PRE-CLOSING OBLIGATIONS" shall mean, other than with respect to the Assumed Liabilities, all liabilities and obligations of the Seller and the Affiliated Companies relating to (i) acts, events or omissions by any Person or circumstances existing at or prior to the Closing Date, (ii) goods or services provided to or for the benefit of the Seller or any of its Affiliates prior to the Closing Date, (iii) goods or services provided, produced, distributed or sold by or on behalf of the Seller or any of its Affiliates or licensees prior to the Closing Date, (iv) any pending or threatened litigation or claims made or threatened (A) on or prior to the Closing Date or (B) after the Closing Date if based upon acts, events or omissions by any Person or circumstances existing at or prior to the Closing Date, (v) any Retained Liabilities, (vi) the conduct of the Business, the ownership or operation of the Transferred Assets or any benefit realized by the Seller or any of its Affiliates prior to the Closing Date, (vii) contracts, agreements and other commitments that were required to be scheduled in SECTION 2.5(A) of the Disclosure Schedule but were not scheduled and (viii) Debt Obligations.

      10.58 "PROPRIETARY INFORMATION" shall mean collectively (a) Proprietary Rights and (b) any and all other information and material proprietary to the Seller or the Affiliated Companies, owned, possessed or used by the Seller or the Affiliated Companies, whether or not such information is embodied in writing or other physical form, and which is not generally known to the public, that (i) relates to financial information regarding the Seller, the Affiliated Companies or the Business, including, without limitation, (A) business plans and (B) sales, financing, pricing and marketing procedures or methods of the Seller or the Affiliated Companies or (ii) relates to specific business matters concerning the Seller or the Affiliated Companies, including, without limitation, the identity of or other information regarding sales personnel or customers of the Seller or the Affiliated Companies.

      10.59 "PROPRIETARY RIGHTS" means all patents, inventions, shop rights, know how, trade secrets, designs, plans, manuals, computer software, specifications, confidentiality agreements, confidently information and other proprietary technology and similar information; all registers and unregistered trademarks, service marks, logos, trade and corporate names (including the names "CRC-Evans Pipeline International", "Pipeline Induction Heat", "CRC-Evans Canada" and "CRC-Evans Automatic Welding" and all derivations thereof) and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing that are used in the conduct of the Business.

      10.60 "PURCHASE PRICE" shall have the meaning given such term in SECTION 1.4(A) hereof.

      10.61 "QUARTERLY REPORT" shall have the meaning given such term in SECTION 4.14(B) hereof

      10.62 "REAL PROPERTY" shall mean the owned real property of the Seller and the Affiliated Companies.

      10.63 "REMEDIAL ACTION" shall have the meaning given such term in SECTION 713(C).

      10.64 "RETAINED LIABILITIES" shall have the meaning given such term in SECTION L.6 hereof.

      10.65 "SELLER" shall have the meaning specified in the preamble.

      10.66 "SELLER LOSSES" shall have the meaning given such term in SECTION
7.2 hereof.

      10.67 "SURVIVAL PERIOD" she have the meaning given such term in ARTICLE 8 hereof

      10.68 "TAXES" shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

      10.69 "TERMINATED EMPLOYEES" shall have the meaning given such term in
SECTION 4.3(A) hereof

      10.70 "THIRD PARTY CLAIMS" shall have the meaning given such term in
SECTION 7.3(B) hereof

      10.71 "THRESHOLD AMOUNT"shall mean an aggregate of $2,800,000 of Warranty Obligations and Allseas Obligations.

      10.72 "TRADE PAYABLES" shall mean those obligations of the Seller and the Affiliated Companies relating to the Provision of goods and services to the Seller and the Affiliated Companies for the conduct of the Business in the ordinary course of business of the Seller and the Affiliated Companies that relate to the Transferred Assets and that are classified as trade payables or accounts payable in the Financial Statements in accordance with generally accepted accounting principles as consistently applied by the Seller.

      10.73 "TRANSFERRED ASSETS" shall have the meaning given such term in
SECTION 1.1(A) hereof

      10.74 "TRANSFERRED EMPLOYEES" shall have the meaning given such term in
SECTION 4.3(A) hereof

      10.75 "WARN ACT" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101-2109.

      10.76 "WARRANTY OBLIGATIONS" shall mean costs (including court costs and attorney fees in connection with litigation) actually incurred by the Buyer and its Affiliates as a result of claims made with respect to warranties given or made by the Seller or the Affiliated Companies on or prior to the Closing Date that relate to products shipped by the Seller or the Affiliated Companies in the conduct of the Business on or prior to the Closing and services rendered by the Seller or the Affiliated Companies with regard to commissioning of such products (and, in the case of Pipeline Induction Heat Limited, CRC-Evans Canada Ltd., CRC-Evans Automatic Welding, Inc. and the automatic welding division of the Seller, that relate to any services rendered in the conduct of the Business) in the conduct of the Business on or prior to the Closing; provided, however, that "Warranty Obligations" shall not include any costs incurred that result from (a) the failure of the Buyer or any of its Affiliates after the Closing to properly store, maintain and transport the Inventories, (b) the gross negligence or willful misconduct of the Buyer or any of its Affiliates, agents or representatives, (c) personal injury, property damage, lost profits or consequential damages resulting from satisfaction of Warranty Obligations by the Buyer or its Affiliates, agents or representatives following the Closing, (d) the extension of the term of any warranties by the Buyer or any of its Affiliates, without the prior written approval of the Seller, which approval shall not be unreasonably withheld, or (e) the agreement by the Buyer or any of its Affiliates to increase the scope of any warranty or the costs related thereto beyond that which existed as of the Closing Date, without the prior written approval of the Seller, which approval shall not be unreasonably withheld.

      10.77 "WEATHERFORD" shall have the meaning specified in the preamble.

                                   ARTICLE 11

                                  MISCELLANEOUS

      11.1 CONDUCT OF THE BUSINESS. The Seller covenants and agrees with the Buyer that from and after the date hereof until the Closing, except as expressly authorized by this Agreement or as expressly consented to in writing by the Buyer, the Seller shall, and Weatherford shall cause the Seller to:

            (a) operate the Business and the Transferred Assets only in the usual, regular and ordinary manner with a view to maintaining the goodwill that the Seller now enjoys and, to the extent consistent with such operation, will use all reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationship with its customers, suppliers, jobbers, distributors and other Persons having business relations with it;

            (b) use all reasonable efforts to maintain the Transferred Assets in a state of repair, order and condition consistent with its usual practice in connection with the Business;

            (c) maintain its books of account and records relating to the Business in the usual, regular and ordinary manner, in accordance with the Seller's usual accounting practices applied on a consistent basis;

            (d) comply in all material respects with all statutes, laws, orders and regulations applicable to it and to the conduct of the Business;

            (e) not sell, assign, transfer, lease or otherwise dispose of any Equipment or any of the other Transferred Assets except for dispositions of Inventories for value in the ordinary course of time Business consistent with past practice;

            (f) preserve and maintain all rights that it now enjoys in and to the Proprietary Rights and not sell, assign, transfer, lease or otherwise dispose of any Proprietary Rights other than to the Buyer pursuant to the terms of this Agreement;

            (g) other than Permitted Liens, not mortgage, pledge or otherwise create a security interest in any of the Transferred Assets or permit there to be created or exist any Liens thereon that would not be released upon the transfer of the Transferred Assets to the Buyer pursuant to this Agreement;

            (h) not enter into any contract, commitment or lease in relation to the Business (i) that includes terms that are inconsistent in any material respect with the Seller's prevailing pricing practices, (ii) pursuant to which the Seller is to receive in excess of $200,000 or is required to expend in excess of $50,000, (iii) that is out of the ordinary course of the Business or
(iv) that is with an Affiliate of the Seller or that would bind the Buyer under a contract or other obligation with the Seller or any of its Affiliates;

            (i) not permit any insurance policy naming it as a beneficiary or a loss payee relating to the Business or the Transferred Assets to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect;

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            (j) promptly notify the Buyer in writing if the Seller or
Weatherford becomes aware of any change that shall have occurred in the Transferred Assets or the Business that would reasonably be expected to have a Material Adverse Effect whether or not occurring in the ordinary course of the Business consistent with past practice;

            (k) not create, incur, guarantee or assume any indebtedness for borrowed money in respect of the Business, other than draws not in excess of $30,000 in the aggregate outstanding at any time pursuant to existing overdraft agreements relating to the operations of Pipeline Induction Heat Limited;

            (l) not enter into, adopt or (except as may be required by law) amend or terminate any agreement, plan or other arrangement for the benefit or welfare of any employee of the Business; not increase in any manner the compensation or fringe benefits of any employee of the Business other than merit increases planned for January 1997 in an aggregate amount not to exceed $375,000; not pay to any employee of the Business any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof;

            (m) not make any capital expenditure relating to the Business that, individually, is in excess of $50,000, or that, in the aggregate with all other capital expenditures made after the date of this Agreement, is in excess of $250,000;

            (n) not amend, modify, or change any existing lease, contract or agreement relating to the Business, other than in the ordinary course of the Business consistent with past practice;

            (o) not waive, release, grant or transfer any rights relating to the Business, other than in the ordinary course of the Business consistent with past practice;

            (p) not accelerate collection of any notes or accounts receivable generated by the Business, other than in the ordinary course of the Business consistent with past practice;

            (q) not delay payment of any account payable or other liability of the Seller relating to the Business beyond its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

            (r) not allow the levels of raw materials, work-in-process, finished goods, supplies and other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained by the Seller in the ordinary course of the Business consistent with past practice;

            (s) not change any of the accounting principles or practices used by it relating to the Business, except for any change required by reason of a concurrent change in generally accepted accounting principles and notice of which is given in writing by the Seller to the Buyer;

            (t) not take any action that would or might make any of the representations or warranties of the Seller contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not-being satisfied; or

                                       45
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            (u) not authorize or propose, or agree in writing or otherwise to take, any of the actions described in this SECTION 11.1.

      11.2 GOVERNMENTAL FILINGS. As promptly as practicable after the execution of this Agreement, the Buyer and Weatherford shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under applicable law, including filings under the HSR Act: with the Federal Trade Commission and the Antitrust Division of the Department Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

      11.3 ACCESS TO INFORMATION; CONFIDENTIALITY. Prior to the Closing, the Buyer may make such investigation of the business and properties of the Seller as the Buyer may desire and, upon reasonable notice, the Seller shall give to the Buyer and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, records, files and personnel of the Seller, and the Seller shall furnish to the Buyer during that period all copies of documents and information concerning the Seller (all of such documents and information being referred to herein as "Confidential Information") as the Buyer may reasonably request, subject to Applicable Law; provided, however, that no investigation pursuant to this SECTION 11.3 shall affect any representation or warranty of the Seller contained in this Agreement or in any agreement, instrument or document delivered pursuant hereto or in connection herewith. The Seller acknowledges and agrees that irreparable damage would occur in the event any Confidential Information regarding the Transferred Assets or the Business were disclosed to or utilized on behalf of any Person that is in competition in any material respect with the Business. Accordingly, the Seller covenants and agrees that after the Closing it will not, directly or indirectly, without the prior written consent of the Buyer, use or disclose any Confidential Information, except as required by law or to authorized representatives of the Buyer. For purposes of this SECTION 11.3, it is agreed that the confidentiality obligations of the parties shall not extend to any information that (i) was or becomes generally available to the public other than as a result of disclosure by a party hereto or (ii) was or becomes available to a party hereto on a nonconfidential basis from a source not a party hereto, provided that such source is not known by by a party hereto to be bound by a confidentiality agreement with respect to such Confidential Information.

      11.4 PUBLIC ANNOUNCEMENTS. Subject to applicable securities law or stock exchange requirements, none of the Buyer, the Seller or Weatherford shall, without the prior approval of the other parties, issue, or permit any of their respective partners, directors, officers, employees, agents or Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby.

      11.5 OTHER ACTION. Each of the parties shall use its reasonable efforts to cause the fulfillment at the earliest practicable date but, in any event, prior to the Closing Date of all of the conditions to their respective obligations to consummate the transactions under this Agreement.

      11.6 EXPENSES. Except as otherwise set forth herein, and whether or not the transactions contemplated by this Agreement shall be consummated, each party agrees to pay, without right of reimbursement from any other party, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of its obligations hereunder, including without

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limitation the fees and disbursements of legal counsel, accountants and consultants employed by such party in connection with the transactions contemplated by this Agreement.

      11.7 NOTICES. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in Person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified United States first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

      If to the Seller or Weatherford to:

      Weatherford Enterra, Inc.
      1360 Post Oak Boulevard, Suite 1000
      Houston, Texas 77056
      Attention:  H. Suzanne Thomas
      Facsimile:  (713) 622-0913
      Confirm:    (713) 439-9400

      Copies to:

      Fulbright & Jaworski L.L.P.
      1301 McKinney, Suite 5100
      Houston, Texas 77010
      Attention:  Charles L. Strauss
      Facsimile:  (713) 651-5246
      Confirm:    (713) 651-5151

      If to the Buyer, to:

      CEPI Holdings, Inc.
      777 Main Street
      Suite 2700
      Ft. Worth, Texas 76102
      Attention:  Kenneth A. Hersh
      Facsimile:  (817) 820-6650
      Confirm:    (817) 338-9235

      Copies to:

      Wood Enterprises
      5600 Northwest Central
      Suite 155
      Houston, Texas 77092
      Attention:  D. Dale Wood
      Facsimile:  (713) 460-1128
      Confirm:    (713) 460-1322

      EQUUS Capital Management Corporation
      2929 Allen Parkway
      25th Floor
      Houston, Texas 77019
      Attention:..Gary L. Forbes
      Facsimile:..(713) 529-9545
      Confirm:....(713) 529-0900

      Natural Gas Partners, L.P.
      777 Main Street
      Suite 2700
      Ft. Worth, Texas 76102
      Attention:..Richard L. Covington
      Facsimile:..(817) 820-6650

or to such other address or facsimile number and to the attention of such other Person(s) as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

      11.8 BULK TRANSFER LAWS. The Seller agrees with the Buyer that the provisions of any statute of any state or jurisdiction regulating bulk sales or transfers do not apply to this Agreement.

      11.9 SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Buyer, Weatherford and the Seller and their respective successors and permitted assigns. Neither

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this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto; except that the Buyer may assign to any Affiliate controlled by the Buyer, any of the Buyer's rights, interests or obligations hereunder, upon prior written notice to the Seller.

      11.10 JOINT AND SEVERAL LIABILITY. Each of the Seller and Weatherford agrees that they are jointly and severally liable for all representations, warranties, covenants, agreements and indemnities of the Seller and Weatherford contained in this Agreement.

      11.11 INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were willfully breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent willful breaches of the provisions of this Agreement, and, in the event of a willful breach, shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

      11.12 ENTIRE AGREEMENT. This Agreement and the exhibits hereto, the Disclosure Schedule and the letter dated October 2, 1996 from Natural Gas Partners, L.P., an Affiliate of the Buyer, to Weatherford relating to confidential information, which letter shall terminate upon the Closing, constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersedes all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of each of the parties hereto.

      11.13 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to choice of law principles.

      11.14 WAIVER. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

      11.15 SEVERABILITY. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      11.16 NO THIRD PARTY BENEFICIARIES. Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

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
      11.17 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.18 HEADINGS. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

      11.19 NEGOTIATED TRANSACTION. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

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
      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.


                                          WEATHERFORD ENTERRA, INC.



                                          By:___________________________________
                                                H. Suzanne Thomas
                                                Senior Vice President, Secretary
                                                and General Counsel



                                          CRC-EVANS PIPELINE INTERNATIONAL, INC.



                                          By:___________________________________
                                                Philip D. Gardner
                                                President


                                          BUYER:

                                          CEPI HOLDINGS, INC.



                                          By:___________________________________
                                                D. Dale Wood
                                                Chairman of the Board